UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )
Filed by the Registrant     ☑
Filed by a Party other than the Registrant     ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to § 240.14a-12
MOLEX INCORPORATED
(Name of Registrant as Specified in Its Charter)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which the transaction applies:
(2)	Aggregate number of securities to which the transaction applies:
(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of the transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

MOLEX INCORPORATED

2222 Wellington Court
Lisle, Illinois 60532

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD OCTOBER 29, 2010

Dear Stockholders:

We will hold the annual meeting of Molex Incorporated stockholders on Friday, October 29, 2010 at 10:00 a.m., Central time, at our corporate headquarters at 2222 Wellington Court, Lisle, Illinois 60532.

The purpose of the annual meeting is to consider and take action on the following matters:

1. The election of four Class II directors nominated by Molex’s Board of Directors for a term of three years;

2. The ratification of the selection of Ernst & Young LLP as Molex’s independent auditors for the fiscal year ending June 30, 2011; and

3. Any other business that properly comes before the meeting or any adjournments or postponements thereof.

The items of business listed above are more fully described in the Proxy Statement accompanying this Notice. Stockholders of record as of the close of business on September 1, 2010 are entitled to vote at the annual meeting or any adjournments or postponements thereof.

Your vote is important. Please note that this year, the rules governing how brokers vote your shares have changed. Brokers may no longer vote your shares on the election of directors absent specific voting instructions from you. Whether or not you plan to attend the annual meeting in person, it is important that your shares be represented and voted. You may vote via the Internet, telephone or mail before the annual meeting or in person at the annual meeting.

By Order of the Board of Directors

Mark R. Pacioni
Secretary

September 3, 2010
Lisle, Illinois

MOLEX INCORPORATED

2222 Wellington Court
Lisle, Illinois 60532

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Molex Incorporated (“Molex” or the “Company”), a Delaware corporation, for use at the annual meeting of stockholders to be held on Friday, October 29, 2010, at 10:00 a.m., Central time, or at any postponements or adjournments thereof, for the purposes discussed in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders and for any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting, which will be held at our corporate headquarters at 2222 Wellington Court, Lisle, Illinois 60532.

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we now furnish to our stockholders proxy materials, including our Annual Report to Stockholders, on the Internet. We will begin distributing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders of record and beneficial owners on or about September 3, 2010. The Notice of Internet Availability contains instructions on how to access this Proxy Statement and our 2010 Annual Report to Stockholders and how to vote. If you receive a Notice of Internet Availability, you will not receive a printed copy of the proxy materials unless you specifically request them, which you may do by following the instructions included in the Notice of Internet Availability.

Who Can Vote

You are entitled to vote at the annual meeting if you were a stockholder of record of Molex voting stock as of the close of business on September 1, 2010. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

How to Vote

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those on the Notice of Internet Availability, proxy card or voting instruction form provided.

By Internet.  Stockholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability or, if printed copies of the proxy materials were received, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trustees or nominees. Please check your voting instruction form for Internet voting availability. Voting instructions must be received by 11:59 p.m., Eastern time, October 28, 2010.

By Telephone.  Stockholders of record may submit proxies using any touch-tone telephone from within the United States by following the instructions regarding accessing a copy of the proxy statement on the Notice of Internet Availability or, if printed copies of the proxy materials were received, the instructions on the printed proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voting instruction forms provided by their brokers, trustees or nominees. Voting instructions must be received by 11:59 p.m., Eastern time, October 28, 2010.

By Mail.  Stockholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the accompanying pre-addressed envelopes. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided and mailing them in the accompanying pre-addressed envelopes.

In Person.  Stockholders of record may also vote in person at the annual meeting. We will provide a ballot to anyone who requests one at the meeting. Shares held in your name as the stockholder of record may be voted on that ballot. Shares held beneficially in street name may be voted on a ballot only if you bring a legal proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instruction form as described below so that your vote will be counted if you later decide not to attend the meeting.

Molex is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. (Delaware General Corporation Law, Section 212(c).) The electronic voting procedures provided for the annual meeting are designed to authenticate each stockholder by use of a control number to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

If you submit a proxy and do not specify how you want your shares to be voted, your shares will be voted by the named proxy holders (i) “For” the election of all of the director nominees and (ii) “For” the ratification of the selection of Ernst & Young LLP as our independent auditors for the year ending June 30, 2011.

In their discretion, the named proxy holders are authorized to vote on any other matters that may properly come before the annual meeting and at any postponements or adjournments thereof. The Board of Directors knows of no other items of business that will be presented for consideration at the annual meeting other than those described in this Proxy Statement. In addition, no stockholder proposal or nomination was received by the applicable deadlines, so no such matters may be brought to a vote at the annual meeting.

If you vote by proxy, you may revoke that proxy at any time before it is voted at the annual meeting. Stockholders of record may revoke a proxy by sending to our Secretary, at 2222 Wellington Court, Lisle, Illinois 60532, a written notice of revocation or a duly executed proxy bearing a later date or by attending the annual meeting in person and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you may change your vote by submitting new voting instructions to your bank, broker or other holder of record.

Meeting Admission

You are entitled to attend the annual meeting only if you were a Molex stockholder as of the close of business on September 1, 2010 or hold a valid proxy for the annual meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership. If you do not provide photo identification and comply with the other procedures outlined above, you will not be admitted. Cameras, recording equipment, electronic devices, large bags, briefcases or packages will not be permitted in the annual meeting. For directions to the annual meeting, please call 630.527.4447.

Molex Stock

We have three classes of common stock: Common Stock, par value $.05 per share (“Common Stock”), Class A Common Stock, par value $.05 per share (“Class A Common Stock”), and Class B Common Stock, par value $.05 per share (“Class B Common Stock”).

–	Voting Stock: Common Stock and Class B Common Stock

The holders of Common Stock and Class B Common Stock are entitled to one vote per share upon each matter submitted to the vote of the stockholders and, subject to the conditions summarized below, vote separately as a class as to all matters except the election of directors. With respect to the election of directors, the holders of Common Stock and Class B Common Stock vote together as a class. As of the record date, Frederick A. Krehbiel, John H. Krehbiel, Jr. and Fred L. Krehbiel control the vote of approximately 96% of Class B Common Stock. As a result, regardless of the vote of any other Molex stockholder, they generally have control over the vote relating to all matters other than the election of directors, including Item 2, the ratification of the selection of Molex’s independent auditors.

The right of Class B Common Stock holders to vote separately as a class is subject to applicable law and exists for so long as at least 50% of the authorized shares of the Class B Common Stock are outstanding. As of September 1, 2010, more than 50% of the authorized shares of Class B Common Stock were outstanding.

–	Non-Voting Stock: Class A Common Stock

The holders of Class A Common Stock have the same liquidation rights and the same rights and preferences regarding dividends as the holders of Common Stock or Class B Common Stock. However, the holders of Class A Common Stock have no voting rights except as otherwise required by law or under certain circumstances. For example, under Delaware law, any amendments to our Certificate of Incorporation changing the number of authorized shares of any class, changing the par value of the shares of any class, or altering or changing the powers, preferences, or special rights of the shares of any class so as to adversely affect them, including Class A Common Stock, would require the separate approval of the class so affected, as well as the approval of all classes entitled to vote thereon, voting together.

Class A Common Stock would automatically convert into Common Stock on a share-for-share basis any time upon the good faith determination by the Board of Directors that either of the following events has occurred: (i) the aggregate number of outstanding shares of Common Stock and Class B Common Stock together is less than 10% of the aggregate number of outstanding shares of Common Stock, Class B Common Stock and Class A Common Stock together; or (ii) any person or group, other than one or more members of the Krehbiel family, as defined in our Certificate of Incorporation, becomes or is the beneficial owner of a majority of the outstanding shares of Common Stock.

–	Shares Outstanding on the Record Date

As of the close of business on September 1, 2010 there were outstanding:

95,560,076 shares of Common Stock

78,813,186 shares of Class A Common Stock

94,255 shares of Class B Common Stock

–	Quorum

A majority of the outstanding shares of each of Common Stock and Class B Common Stock entitled to vote will constitute a quorum at the meeting.

Counting of Votes

All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Shares held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker non-votes will be counted as present for purposes of determining a quorum.

Our directors are elected by a plurality of the votes cast by the holders of Common Stock and Class B Common Stock voting together as a class. This means the director nominees who receive the largest number of properly cast “for” votes will be elected as directors. Abstentions and withheld votes will have no effect on the result of the votes on the election of directors.

All other proposals must be approved separately by a majority of the shares of Common Stock voting as a class and the majority of the shares of Class B Common Stock voting as a class. Abstentions will have the same effect as votes against the proposal.

If you are a stockholder of record and do not submit your vote by proxy or vote in person at the annual meeting, your shares will not be voted. However, if you hold shares beneficially in street name, the result may be different. If you do not return the voting instruction form, your broker, trustee or nominee may vote your shares in certain circumstances and on certain proposals. Brokers cannot vote “uninstructed” shares in the election of directors. Thus, if you hold your shares in street name and you do not instruct your record holder how to vote in the election of directors (Item 1), then no votes will be cast on your behalf. Discretionary voting by brokers is permitted in the ratification of the selection of the independent auditor (Item 2). When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes.” Those shares will be included in determining the presence of a quorum at the meeting, but are not considered “present” for purposes of voting on non-discretionary matters.

Expenses of Solicitation

All expenses for soliciting proxies will be paid by Molex, which has retained Georgeson Inc. (“Georgeson”), 199 Water Street, 26th Floor, New York, New York 10038, to aid in the solicitation of proxies, for fees of approximately $8,500, plus additional expenses of approximately $1,000. Proxies may be solicited by personal interview, mail and telephone. Georgeson has contacted brokerage houses, other custodians and nominees to ask whether other persons are the beneficial owners of the shares they hold in street name and, if that is the case, will supply additional copies of the proxy materials for distribution to such beneficial owners. Molex will reimburse such parties for their reasonable expenses for sending proxy materials to the beneficial owners of the shares. In addition, solicitation of proxies may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or employees. No additional compensation will be paid to directors, officers or employees for such services.

Voting Results

We will announce preliminary voting results at the annual meeting and report final voting results within four business days of the annual meeting on Form 8-K which will be available at www.sec.gov and www.molex.com.

A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose relevant to the annual meeting during ordinary business hours at our offices at 2222 Wellington Court, Lisle, Illinois 60532, for ten days prior to the annual meeting, and also at the annual meeting.

ITEM 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with members of each class serving for a three-year term. Vacancies on the Board may be filled only by persons elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board). A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board) will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Each share of Common Stock and Class B Common Stock is entitled to one vote for each of the four director nominees. It is the intention of the named proxy holders to vote the proxies received by them for the election of the four nominees named below unless authorization to do so is withheld. If any nominee should become unavailable for election prior to the annual meeting, an event that currently is not anticipated by the Board of Directors, the proxies will be voted for the election of a substitute nominee proposed by the Board unless the Board chooses to reduce the number of directors serving on the Board. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

The Corporate Governance and Nominating Committee of the Board of Directors is responsible for making recommendations to the Board concerning nominees for election as directors and nominees for Board vacancies. The characteristics sought in director candidates are: well regarded in the community with long-term, good reputation for highest ethical and moral standards; good common sense and judgment; an independent, objective, candid, yet constructive approach; the ability to contribute from a diversity of perspectives including geographical, cultural and professional; a strategic perspective, awareness of the dynamics of change and the ability to anticipate and capitalize on business opportunities; a history of significant business or professional responsibilities leading to a positive record of accomplishment in present and prior positions; business and/or professional knowledge and experience applicable to the Company’s business; and the time, energy, interest, and willingness to assume the full responsibilities of being a member of the Board.

In addition, the Committee considers whether the candidate is committed to act in the best interests of all shareholders, satisfies the independence standards, contributes to the overall functioning of the Board and promotes diversity among the directors. The Committee discusses diversity considerations in connection with each candidate, and in connection with the composition of the Board as a whole. The Committee believes that, as a group, the nominees below bring a diverse range of backgrounds, experiences and perspectives to the Board’s deliberations.

Based upon the recommendation of the Corporate Governance and Nominating Committee, Michael J. Birck, Anirudh Dhebar, Frederick A. Krehbiel and Martin P. Slark are all nominees for reelection (or election) to the Board. If elected, each nominee would serve until the 2013 annual meeting of stockholders.

Set forth below is information with respect to the nominees, including their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service as a director and their age.

Frederick A. Krehbiel and John H. Krehbiel, Jr., are brothers and Fred L. Krehbiel is the son of John H. Krehbiel, Jr., (collectively, the “Krehbiel Family”). The Krehbiel Family may be considered “control persons” of Molex. Other than the Krehbiel Family, no director or executive officer has any family relationship with any other director or executive officer.

Class II Nominees Subject to Election This Year

MICHAEL J. BIRCK

Michael J. Birck, age 72, has served as a director of Molex since 1995. He is the co-founder of Tellabs, Inc., a telecommunications equipment company. He has been Chairman of Tellabs since 2000. He was the Chief Executive Officer of Tellabs from 2002 to 2004, and Chief Executive Officer and President from 1975 to 2000. Mr. Birck’s prior public company director experience includes Illinois Tool Works Inc. (1996-2008).

The Board believes Mr. Birck, as the co-founder, Chairman and former CEO of Tellabs, brings to the Board significant senior leadership, industry, technical, sales and marketing and global experience. He is a recognized industry expert with more than 25 years of experience and has received a number of awards for innovation and entrepreneurship. Mr. Birck also brings to the Board other public company directorship experience.

Mr. Birck is a member of the Corporate Governance and Nominating Committee, Technology Committee and Executive Committee.

ANIRUDH DHEBAR

Anirudh Dhebar, age 59, has served as a director of Molex since August 2009. Dr. Dhebar has been a professor of marketing at Babson College since 1997, and prior to joining the faculty at Babson College, he was on the faculty at the Harvard Business School (1983-1995) and the Sloan School of Management at the Massachusetts Institute of Technology (1995-1997).

The Board believes that Dr. Dhebar’s experience as a scholar, educator and consultant focusing on the interplay of technology, product policy, pricing and marketing strategy in the industries and markets in which Molex competes provides valuable technical experience to the Board in the areas of marketing, research and development.

Dr. Dhebar is a member of the Technology Committee.

FREDERICK A. KREHBIEL

Frederick A. Krehbiel, age 69, has served as a director of Molex since 1972. Mr. Krehbiel has been Co-Chairman of the Board since 1999. From 1988 to 1999 he served as Vice Chairman and Chief Executive Officer and as Chairman from 1993 to 1999. From 1999 to 2001 he served as Co-Chief Executive Officer and as Chief Executive Officer from 2004 to 2005. Mr. Krehbiel’s prior public company director experience includes W. W. Grainger, Inc. (2001-2005), DeVry Inc. (1996-2008), and Tellabs, Inc. (1984-2009).

The Board believes that Mr. Krehbiel’s 45 years of experience with Molex, including as Co-Chairman and former CEO, brings a deep knowledge of Molex’s business to Board deliberations. Mr. Krehbiel was instrumental in the growth of Molex’s international operations, and his life-long affiliation with the Company provides the Board with a unique historical perspective and a focus on the long-term interests of the Company and its shareholders.

Mr. Krehbiel is the Chairman of the Executive Committee.

MARTIN P. SLARK

Martin P. Slark, age 55, has served as a director of Molex since 2000. Mr. Slark has been Vice Chairman and Chief Executive Officer since 2005. From 2001 to 2005, he served as President and Chief Operating Officer. From 1999 to 2001, he served as Executive Vice President. Mr. Slark is a director of Hub Group, Inc. and Liberty Mutual.

The Board believes that Mr. Slark provides the strategic and management leadership necessary to guide Molex through its global restructuring program and volatile global economic conditions.

Mr. Slark possesses over 30 years of experience at Molex in a broad variety of roles and geographies giving him in-depth knowledge of Molex’s divisions, employees, customers and markets. Mr. Slark also brings to the Board other public company directorship experience.

Mr. Slark is a member of the Executive Committee.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE

Class III Directors Continuing in Office Until the 2011 Annual Meeting of Stockholders

EDGAR D. JANNOTTA

Edgar D. Jannotta, age 79, has served as a director of Molex since 1986. Mr. Jannotta has been Chairman of William Blair & Company LLC, an international investment banking firm, since 2001. He has served in numerous capacities at William Blair since 1965, including Senior Director, Senior Partner and Managing Partner. Mr. Jannotta is a director of Aon Corporation and Laboratorios Grifols, S.A. Mr. Jannotta’s prior public company director experience includes Exelon Corporation (2000-2008) and Bandag, Incorporated (1973-2008).

The Board believes that Mr. Jannotta’s nearly 25 years of service as a director and 50 years as a partner and Chairman of an international investment banking firm provides the Board with global financial, marketing, management and corporate governance experience and insight into global economic and financial trends and strategic financial issues. Mr. Jannotta also brings to the Board other public company directorship experience.

Mr. Jannotta is the Chairman of the Corporate Governance and Nominating Committee and is a member of the Executive Committee.

JOHN H. KREHBIEL, JR.

John H. Krehbiel, Jr., age 73, has served as a director of Molex since 1966. Mr. Krehbiel has been Co-Chairman of the Board since 1999. From 1999 to 2001, he served as Co-Chief Executive Officer. From 1996 to 1999, he served as Chief Operating Officer, and from 1975 to 1999, he served as President.

The Board believes that Mr. Krehbiel’s 50 years of experience with Molex, including as Co-Chairman and former Co-CEO, provides the Board with a deep understanding of the Company. Mr. Krehbiel was instrumental in the growth of Molex’s domestic operations and that experience assists the Board in overseeing Molex’s long-term strategy and his life-long affiliation with the Company adds significant value to the Company’s relationship with its stakeholders.

Mr. Krehbiel is a member of the Executive Committee.

DONALD G. LUBIN

Donald G. Lubin, age 76, has served as a director of Molex since 1994. Mr. Lubin is a partner of the law firm Sonnenschein Nath & Rosenthal LLP. He has been a partner since 1964 and was Chairman from 1990 to 1996. Mr. Lubin is a director of Shaklee Global Group, Inc.

The Board believes that Mr. Lubin’s extensive legal experience in counseling Boards of Directors and senior management of publicly- and privately-owned companies regarding corporate restructurings, takeover defense, corporate governance and mergers and acquisitions provides the Board with unique insight and perspective in matters relating to law, governance and compliance.

ROBERT J. POTTER

Robert J. Potter, age 77, has served as a director of Molex since 1981. Dr. Potter has been President and Chief Executive Officer of R.J. Potter Company, a business consulting firm, since 1990.

From 1987 to 1990, Dr. Potter was President and Chief Executive Officer of Datapoint Corporation, a leader in network-based data processing. Dr. Potter is a director of Zebra Technologies Corporation. Dr. Potter’s prior public company director experience includes Cree, Inc. (2001-2007).

The Board believes Dr. Potter’s nearly 30 years of service as a director of Molex and experience as an officer and consultant to industrial and service businesses along with his Ph.D. in optics contributes a scientific knowledge with practical business sense to the Board in the areas of technology strategies, investments in new products and ventures and emerging technologies. Dr. Potter also brings to the Board other public company directorship experience.

Dr. Potter is the Chairman of the Technology Committee and is a member of the Audit Committee.

Class I Directors Continuing in Office Until the 2012 Annual Meeting of Stockholders

MICHELLE L. COLLINS

Michelle L. Collins, age 50, has served as a director of Molex since 2003. Ms. Collins has been President of Cambium LLC, a business and financial advisory firm, and Advisory Board Member of Svoboda Capital Partners LLC since 2007. Ms. Collins was a co-founder of Svoboda Collins LLC, a private equity firm, where she served as Managing Director from 1998 to 2007. From 1992 to 1997, Ms. Collins was a principal at William Blair & Company, LLC. Ms. Collins is a director of Columbia Acorn Fund, Wanger Advisors Trusts, Bucyrus International, Inc. and Health Care Services Corporation. Ms. Collins’ prior public company director experience includes CDW Corporation (1996-2007).

The Board believes that Ms. Collins, co-founder and former managing director of a private equity firm, brings broad business, management and financial experience, including financial statement evaluation and analysis, oversight and reporting experience. Ms. Collins also has extensive governance experience from her service as a director of other public and private companies, mutual funds, civic and not-for-profit organizations.

Ms. Collins is a member of the Audit Committee and the Corporate Governance and Nominating Committee.

FRED L. KREHBIEL

Fred L. Krehbiel, age 45, has served as a director of Molex since 1993. Since 1988, he has served in various engineering, marketing and managerial positions with Molex. Mr. Krehbiel is Senior Vice President, Technology Innovation; from July 2007 through August 2009 he was Vice President, Product Development and Commercialization for Molex’s Global Commercial Products Division; from 2003 to 2007, he was President, Connector Products Division (Americas); and from 2002 to 2003, he served as President, Automotive Division (Americas).

The Board believes that Mr. Krehbiel’s 20 years of experience with Molex in a variety of roles including current service as Senior Vice President, Technology Innovation, provides the Board with an extensive understanding of Molex’s products, customers and markets. Mr. Krehbiel also brings an understanding of the industry’s trends and opportunities and Molex’s technology competitiveness and strategy.

Mr. Krehbiel is a member of the Technology Committee.

DAVID L. LANDSITTEL

David L. Landsittel, age 70, has served as a director of Molex since 2005. Mr. Landsittel is Chairman of COSO, a private sector organization that provides guidance to business enterprises and others on internal controls, enterprise risk management and fraud deterrence. He previously served as Chairman of the Auditing Standards Board of the American Institute of Certified Public Accountants

(“AICPA”). From 1963 to 1997, Mr. Landsittel served as an auditor in various positions with Arthur Andersen LLP. Mr. Landsittel is a Trustee of Burnham Investors Trust.

The Board believes Mr. Landsittel’s experience in accounting, auditing and financial reporting lends financial expertise to oversee Molex’s financial statements, internal controls and risk management. Mr. Landsittel’s involvement in COSO and AICPA brings insight and perspective to our financial reporting and audit processes. Mr. Landsittel also brings to the Board investment management company experience.

Mr. Landsittel is the Chairman of the Audit Committee and is a member of the Compensation Committee.

JOE W. LAYMON

Joe W. Laymon, age 57, has served as a director of Molex since 2002. He resigned from the Board in 2006 and was re-elected in January 2008. Mr. Laymon has been Corporate Vice President of Human Resources at Chevron Corporation since March 2008. Prior to that, Mr. Laymon was Group Vice President of Corporate Human Resources and Labor Affairs of Ford Motor Company from 2004 to 2008. From 2000 to 2004 he was Executive Director of Human Resources of Ford. Mr. Laymon’s prior public company director experience includes DTE Energy Co. (2005-2006).

The Board believes that Mr. Laymon’s executive and management experience at two Fortune 100 companies brings knowledge in global human resources and labor affairs, assists the Board in overseeing the development of a pay-for-performance culture at Molex and provides perspective into executive compensation and benefits.

Mr. Laymon is the Chairman of the Compensation Committee.

JAMES S. METCALF

James S. Metcalf, age 52, has served as a director of Molex since September 2007. Since 2006, he has been the President and Chief Operating Officer of USG Corporation, a leading manufacturer and distributor of building materials and products used in certain industrial processes. Mr. Metcalf joined USG in 1980 and has held numerous executive positions including Executive Vice President and President, Building Systems from 2002 to 2006; President and Chief Executive Officer, L&W Supply from 2000 to 2002; and Executive Vice President and Chief Operating Officer, L&W Supply from 1999 to 2000. Mr. Metcalf is a director of USG.

The Board believes that Mr. Metcalf’s executive and management experience with respect to business conditions, manufacturing operations, corporate strategy, acquisitions and divestitures and quality management provides the Board with insight and expertise to oversee corporate strategy. Mr. Metcalf also brings to the Board other public company directorship experience.

Mr. Metcalf is a member of the Compensation Committee.

CORPORATE GOVERNANCE

Board Independence

The Board of Directors has assessed the independence of the directors in light of the published listing standards of NASDAQ and the more stringent Independence Standards established by the Board, which are described below and can also be found on our website, www.molex.com/financial/corporate_governance.html on the Investors page under Corporate Governance.

The NASDAQ rules have objective tests and a subjective test for determining who is an “independent director.” Under the objective tests, a director cannot be considered independent if the director (i) is an employee of the Company or (ii) is a partner in, or an executive officer of, an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year.

The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In addition to the Board-level standards for director independence, each director who serves on the Audit Committee must satisfy standards established by the SEC providing that to qualify as “independent” for the purposes of membership on that committee, members of audit committees may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation and must not be an affiliated person.

Under the additional Independence Standards established by the Board, a director cannot be affiliated with a business organization that either paid or received payments to or from Molex during any one of the past three fiscal years that exceed the greater of 2% of the recipient’s gross revenues for that year or $200,000.

In assessing independence, the Board reviewed transactions and relationships of the directors based on information provided by each director, our records and publicly available information. Based on the review and recommendation by the Corporate Governance and Nominating Committee, the Board of Directors determined that under these standards, the following directors are independent including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment: Michael J. Birck, Michelle L. Collins, Anirudh Dhebar, Edgar D. Jannotta, David L. Landsittel, Joe W. Laymon, James S. Metcalf and Robert J. Potter. Donald G. Lubin has determined that he is not independent in light of his longstanding role as a legal advisor to Molex and the Krehbiel Family, and the Board agrees with Mr. Lubin’s determination.

From time to time, we make charitable contributions to organizations with which a non-employee director has an affiliation. The Corporate Governance and Nominating Committee reviewed all such charitable contributions and the Board determined that they did not affect the independent status of any non-employee director.

Board Leadership Structure

As stated in Molex’s Corporate Governance Principles, the Board generally believes that the positions of CEO and Chairman should be held by separate persons and reviews this arrangement when a new CEO or Chairman is being considered. Currently, the positions of CEO and Chairman are held by separate persons, Martin P. Slark is our CEO and Frederick A. Krehbiel and John H. Krehbiel, Jr. serve as Co-Chairmen. We believe this structure is optimal for Molex because it allows Mr. Slark to focus on the day-to-day operation of the business. At the same time, the Co-Chairmen focus on leadership of the Board of Directors, including preparing meeting agendas, calling and presiding over Board meetings and providing Molex with direction on company-wide issues. The Co-Chairmen also work with Mr. Slark to ensure management is adequately addressing the matters identified by the Board. This structure optimizes the roles of CEO and Chairman and provides Molex with sound corporate governance practices in the management of its business.

Board and Committee Information

The Board of Directors held seven meetings during FY10, and all of the directors attended at least 75% of the total number of meetings of the Board and committees on which they served. The Board expects all directors to attend the annual meeting of stockholders, barring unforeseen circumstances. All members of the Board were present at the 2009 annual meeting of stockholders except Dr. Dhebar who had just been appointed to the Board. The non-employee directors meet in executive session without management present following each regularly scheduled Board meeting.

The Chairman of the Corporate Governance and Nominating Committee presides at these executive sessions.

The Board has a standing Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, Technology Committee, and Executive Committee. The charters of these committees are posted on our website, www.molex.com/financial/corporate_governance.html. In addition, the Board has established a Stock Option Plan Committee comprised of Frederick A. Krehbiel, John H. Krehbiel, Jr., and Martin P. Slark.

The Audit Committee consists of Mr. Landsittel (Chair), Ms. Collins and Dr. Potter. The Board has determined that each of the members of the Audit Committee is independent under the listing standards of NASDAQ, and that each member of the committee is an “audit committee financial expert” as defined by SEC regulations. All members of the Audit Committee meet the NASDAQ composition requirements, including the requirements regarding financial literacy and financial sophistication. The functions of the Audit Committee are described under “Audit Committee Report.” During FY10, the Audit Committee met eleven times.

The Compensation Committee consists of Mr. Laymon (Chair) and Messrs. Landsittel and Metcalf. The Board has determined that each of the members of the Compensation Committee is independent under the listing standards of NASDAQ. The Compensation Committee is responsible for establishing executive compensation policies and overseeing executive compensation practices. The roles and responsibilities of the Compensation Committee, management and the compensation consultants are described in greater detail under “Compensation Discussion and Analysis.” The Compensation Committee is authorized to delegate responsibilities to subcommittees when appropriate but has not done so. During FY10, the Compensation Committee met three times.

The Corporate Governance and Nominating Committee consists of Mr. Jannotta (Chair), Mr. Birck and Ms. Collins. The Board has determined that each of the members of the Corporate Governance Committee is independent under the listing standards of NASDAQ. The Corporate Governance Committee oversees corporate governance and Board membership matters and monitors the independence of the Board. The Corporate Governance Committee also determines Board membership qualifications, selects, evaluates and recommends to the Board nominees for election to the Board and reviews the performance of the Board. During FY10, the Corporate Governance Committee met twice.

The Technology Committee consists of Dr. Potter (Chair), Mr. Birck, Dr. Dhebar and Fred L. Krehbiel. The Technology Committee reviews and monitors the execution of the Company’s technology strategies and its technology competitiveness. In addition, the Technology Committee reviews and discusses significant emerging technology issues, trends and opportunities that may affect the Company, its business and strategy. During FY10, the Technology Committee met four times.

The Executive Committee consists of Frederick A. Krehbiel (Co-Chair), John H. Krehbiel, Jr. (Co-Chair), and Messrs. Birck, Jannotta and Slark. The Executive Committee has all the powers and authority of the Board in the management of the business and affairs, except with respect to certain enumerated matters including Board composition and compensation, changes to our charter documents, or any other matter expressly prohibited by law or our charter documents. Pursuant to its charter, the Executive Committee has appointed a subcommittee consisting of Frederick A. Krehbiel, John H. Krehbiel, Jr., and Martin P. Slark to act in certain prescribed and specific areas. During FY10 the Executive Committee did not meet, but its subcommittee acted by unanimous written consent.

–	Corporate Governance Principles

The Board of Directors has adopted policies and procedures to ensure effective governance of the Company. Our corporate governance materials, including our Corporate Governance Principles (which are set forth in Appendix I to this proxy statement), the charters of each of the standing committees of the Board, our Director Independence Standards, our codes of conduct and information regarding securities transactions by our directors and officers, may be viewed on our website at www.molex.com/financial/corporate_governance.html. We will also provide any of the foregoing information in print without charge upon written request to the Office of the Secretary, Molex Incorporated, 2222 Wellington Court, Lisle, IL 60532.

–	Process for Identifying Board Candidates

The Corporate Governance and Nominating Committee maintains, with the approval of the Board, certain criteria and procedures relating to the identification, evaluation and selection of candidates to serve on the Board. The minimum criteria sought by the Board for candidates as directors are described in the Board’s “Criteria for Membership on the Board of Directors.” In addition, the Corporate Governance and Nominating Committee has established “Procedures for Identifying and Evaluating Candidates for Director.” These documents are included in this Proxy Statement as Appendix II and Appendix III, respectively, and posted on our website, www.molex.com/financial/corporate_governance.html, on the Investors page under Corporate Governance. The Corporate Governance and Nominating Committee will consider candidates recommended by stockholders provided that appropriate notice is given.

–	Outside Board Memberships

In recognition of the increasing demands of board service, the Board has limited the number of public company boards on which our directors and executive officers may serve as follows: (i) non-employee directors are limited to service on three other public company boards; (ii) the Chief Executive Officer and Chief Operating Officer are limited to service on two other public company boards; and (iii) all other executive officers (other than the Co-Chairmen) are limited to service on one other public company board.

–	Change in Director Occupation

When a director’s principal occupation or business association changes substantially during his or her tenure as a director, that director is required to tender his or her resignation for consideration by the Board. The Board will determine whether any action should be taken with respect to the resignation.

–	Stockholder Communication With the Board

Our annual meetings provide an opportunity each year for stockholders to ask questions of, or otherwise communicate directly with, members of the Board on appropriate matters. In addition, stockholders may communicate in writing with any particular director, any committee of the Board, or the directors as a group by following the “Procedures for Stockholder Communications with Directors” included in this Proxy Statement as Appendix IV and posted on our website www.molex.com/financial/corporate_governance.html, on the Investors page under Corporate Governance.

Risk Oversight

Molex’s Corporate Governance Principles provide that the Board is responsible for the consideration and oversight of strategic issues and risks facing the Company. Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board carries out this responsibility by considering specific risk topics, including risks associated with our strategic plan, capital structure and corporate development activities. At each Board meeting, the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer present detailed reports that include strategic, operational and financial risks. In addition, the executive vice presidents of our global divisions and senior vice presidents of our corporate functions periodically present reports to the Board that include the risks relative to their respective areas. Furthermore, the Board is routinely informed by senior management of developments that could affect our risk profile or other aspects of our business.

The Board also executes its oversight responsibility through its standing committees: Audit, Compensation, Corporate Governance and Nominating and Technology. Each committee chairperson reports on the committee’s activities at regularly scheduled board meetings.

•	The Audit Committee oversees and monitors Molex’s risk policies and processes relating to the financial statements and financial reporting processes, as well as key credit risks, liquidity risks, market risks and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks. The Internal Auditor regularly reports to the Audit Committee with respect to risk management and risk assessment and the Chairman of the Business Conduct Committee regularly reports to the Audit Committee with respect to compliance programs. Other functions, including Treasury, Information Technology, Tax and Investor Relations, report at least annually to the Audit Committee and their presentations include risks inherent in their areas.

•	The Compensation Committee oversees and monitors the risks associated with Molex’s compensation policies and practices, executive evaluation and succession planning and the Senior Vice President, Human Resources, regularly reports to the Compensation Committee on such matters.

•	The Corporate Governance and Nominating Committee oversees and monitors risks relating to Molex’s governance structure and processes and the Secretary regularly reports to the Corporate Governance Committee on such matters.

•	The Technology Committee reviews and monitors Molex’s technology strategies and competitiveness and the Senior Vice President, Technology Innovation coordinates the reporting on such matters to the Technology Committee.

Compensation and Risk

We believe that our compensation programs are designed with appropriate risk mitigators, including:

•	Mix of base salary, cash incentive opportunities, and long-term equity compensation, that provide a balance of short-term and long-term incentives with fixed and variable components;

•	Capped payout levels and a holdback feature for cash incentives;

•	Inclusion of non-financial metrics, such as qualitative performance factors in determining actual compensation payouts;

•	Use of stock options and equity awards that typically vest over a multi-year period, with stock options being exercisable for a ten-year period to encourage executives to take actions that promote the long-term sustainability of our business;

•	Recoupment and forfeiture policies requiring reimbursement of cash incentives and/or forfeiture of equity awards paid to employees; and

•	Stock ownership guidelines for executive officers that align the interests of the executive officers with those of our shareholders.

We have begun to assess the potential risks associated with our compensation policies and practices and have reviewed the compensation programs with the Compensation Committee. At this time, we do not believe that our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

COMPENSATION OF DIRECTORS

We use a combination of cash and stock-based incentives to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend to fulfill their duties, the skill level required of the members of the Board and competitive practices among peer companies. Employee directors do not receive additional compensation for their service on the Board.

Director Fees

Each non-employee director receives (i) an annual retainer of $60,000; (ii) $3,000 for each board meeting attended; and (iii) $2,000 for each committee meeting attended. The non-employee director chairs of the committees receive higher meeting fees in view of their increased responsibilities: the chair of each of the Compensation, Corporate Governance and Nominating, and Technology Committees is paid $3,000 for each committee meeting attended, and the chair of the Audit Committee is paid $4,000 for each committee meeting attended. In addition, non-employee directors are reimbursed for all reasonable travel and out-of-pocket expenses associated with attending Board and committee meetings and continuing education seminars. In connection with our restructuring and other compensation program reductions, the directors reduced their annual retainer by 20% to $48,000, effective April 1, 2009. We reinstated the annual retainer effective October 1, 2009.

Stock Options

Each non-employee director receives an annual automatic non-discretionary stock option grant under the 2008 Molex Stock Incentive Plan. The options are granted on the date of the annual meeting of stockholders with an exercise price equal to the closing price of the Class A Common Stock on the grant date. Each option vests ratably over four years commencing on the first anniversary of the grant date and expires ten years from the grant date. Options granted prior to the 2009 annual meeting expire five years from the grant date. The number of shares underlying the option is 500 multiplied by the number of years of service or fraction thereof. The number of shares underlying a stock option grant cannot exceed 5,000 shares or $150,000 in value, whichever is less.

Stock Ownership Guidelines for Directors

The stock ownership guidelines for non-employee directors require them to own 500 shares (and/or stock units) of Molex stock within three years of commencement of service and 1,000 shares (and/or stock units) of Molex stock within six years of commencement of service. As of September 1, 2010, each non-employee director had met, or was on track to meet, the stock ownership guidelines.

Deferred Compensation Plan

Our non-employee directors are eligible to participate in the Molex 2005 Outside Directors’ Deferred Compensation Plan, under which they may elect on a yearly basis to defer all or a portion of the following year’s director’s fees. A non-employee director may elect to have the deferred fees (i) accrue interest during each calendar quarter at a rate equal to the average six-month Treasury Bill rate in effect at the beginning of each calendar quarter (an “interest account”), or (ii) converted to stock units at the closing price of Common Stock on the date the fees would otherwise be paid (a “stock account”). Upon a director’s termination of service as a director (or age 59 1/2 if later) or the director’s death or disability, the accumulated amount in the director’s interest account is distributed in cash, and the stock units in the director’s stock account are distributed in an equal number of shares of Common Stock. We impute dividends on each stock unit that is credited to a director’s stock account, and the imputed dividends are converted into additional stock units on the basis of the market value of the Common Stock on the dividend payment date. The number of outstanding stock units (including dividend units) is included in the “Security Ownership of Directors and Executive

Officers” table. All distributions will be made in a single lump sum payment, except that a participant may elect to receive amounts distributed in annual installments over a period of up to ten years on account of his or her separation from service after attaining age 59 1/2.

Director Compensation Table

The following table sets forth summary information concerning compensation for each of our non-employee directors for FY10. Information about compensation for employee directors who are not Named Executive Officers can be found under “Transactions with Related Persons.”

	Fees Earned or	Option
Name	Paid in Cash($)(1)	Awards($)(2)	Total($)

Michael J. Birck	85,000	21,280	106,280
Michelle L. Collins	101,000	12,768	113,768
Anirudh Dhebar	75,000	2,128	77,128
Edgar D. Jannotta	84,000	21,280	105,280
Kazumasa Kusaka (3)	0	0	0
David L. Landsittel	128,000	10,640	138,640
Joe W. Laymon	87,000	10,640	97,640
Donald G. Lubin	78,000	21,280	99,280
James S. Metcalf	81,000	6,384	87,384
Robert J. Potter	112,000	21,280	133,280

(1)	Includes amounts deferred at the election of a director.

(2)	The amounts reported in this column represent the aggregate grant date fair value of option awards granted in FY10, calculated in accordance with Financial Accounting Standards Board ASC Topic 718. These are not amounts paid to or realized by the directors. The assumptions used in the calculation of these values are included in Note 19 to the consolidated financial statements included in the Annual Report on Form 10-K filed with the SEC on August 3, 2010. Option awards to acquire the following number of shares were outstanding as of June 30, 2010: Mr. Birck, 19,600; Ms. Collins, 8,900; Dr. Dhebar, 500; Mr. Jannotta, 21,000; Mr. Kusaka, 0; Mr. Landsittel, 6,600; Mr. Laymon, 4,500; Mr. Lubin, 19,600; Mr. Metcalf, 3,000; and Dr. Potter, 21,000.

(3)	Mr. Kusaka resigned effective July 31, 2009.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of Molex stock beneficially owned by each director, the Named Executive Officers, and all directors and executive officers as a group as of September 1, 2010. The beneficial ownership of the non-voting Class A Common Stock is reported for informational purposes.

				Class B			Class A
	Common Stock			Common Stock			Common Stock
Name	# Shares(1)%			# Shares		%	# Shares(1)		# Options(2)%

Michael J. Birck	48,064		*	-		-	3,000		12,100	*
Michelle L. Collins	8,093		*	-		-	-		4,900	*
Anirudh Dhebar	179		*	-		-	-		125	*
Edgar D. Jannotta	161,472		*	-		-	76,989		13,500	*
Frederick A. Krehbiel	22,918,542	(3)	24.0	47,052.5	(4)	49.9	113,584	(5)	180,000	*
Fred L. Krehbiel	962,250		1.0	1,701		1.8	410,238		48,250	*
John H. Krehbiel, Jr.	29,680,603	(6)	31.2	41,949.5		44.5	4,550,509	(7)	180,000	5.8
Kazumasa Kusaka (8)	-		*	-		-	-		-	*
David L. Landsittel	9,281		*	-		-	-		3,350	*
Joe W. Laymon	9,240		*	-		-	-		1,625	*
Donald G. Lubin	46,605		*	-		-	10,674		12,100	*
James S. Metcalf	-		*	-		-	500		1,250	*
Robert J. Potter	53,018		*	-		-	6,009		13,500	*
Martin P. Slark (9)	76,402		*	-		-	257,016		925,000	*
David D. Johnson	2,548		*	-		-	92,588		292,500	*
Liam G. McCarthy (10)	27,631		*	-		-	128,949		374,240	*
James E. Fleischhacker (11)	105,246		*	-		-	88,282		322,500	*
Katsumi Hirokawa	-		*	-		-	31,250		210,000	*
All Directors and Executive Officers as a Group (22 people) (12)	34,712,039			90,703		96.2	5,661,937		2,975,190

*	Less than 1%.

(1)	Includes stock units credited to the accounts of non-employee directors under our deferred compensation plans. Stock units are distributed in shares of Common Stock except for certain stock units credited to the accounts of Messrs. Jannotta and Potter that will be distributed in shares of Class A Common Stock.

(2)	These are stock options exercisable within 60 days of September 1, 2010.

(3)	Includes 19,407,343 shares held by the Krehbiel Limited Partnership. Mr. Krehbiel and his brother John H. Krehbiel, Jr. are each general and limited partners of the partnership and share the power to vote and dispose of the shares held by the partnership. Also includes 3,506,274 shares owned indirectly as trustee for family members and 3,745 shares beneficially owned by Mr. Krehbiel’s spouse. Includes 3,184,184 shares pledged by the partnership to a financial institution as collateral for a line of credit. Mr. Krehbiel disclaims beneficial ownership and/or personal beneficial interest in the shares owned as trustee for family members.

(4)	Includes 5,103 shares owned indirectly as trustee for family members. Mr. Krehbiel disclaims beneficial ownership and/or personal beneficial interest in the shares owned as trustee for family members.

(5)	Includes 105,842 shares owned indirectly as trustee for family members and 3,666 shares beneficially owned by Mr. Krehbiel’s spouse. Mr. Krehbiel disclaims beneficial ownership and/or personal beneficial interest in the shares owned as trustee for family members.

(6)	Includes 19,407,343 shares held by the Krehbiel Limited Partnership. See footnote (3) above. Includes 221,275 shares owned indirectly as trustee for family members, and 6,952 shares beneficially owned by Mr. Krehbiel’s spouse. Mr. Krehbiel disclaims beneficial ownership and/or personal beneficial interest in the shares owned as trustee for family members. Includes 649,752 shares pledged to a financial institution as collateral for a line of credit.

(7)	Includes 35,575 shares owned indirectly as trustee for family members and 3,602 shares beneficially owned by Mr. Krehbiel’s spouse. Mr. Krehbiel disclaims beneficial ownership and/or personal beneficial interest in the shares owned as trustee for family members.

(8)	Mr. Kusaka resigned from the board effective July 31, 2009.

(9)	Includes 75,759 Common Stock shares and 166,218 Class A Common Stock shares beneficially owned by a trust, and 643 Common Stock shares and 9,641 Class A Common Stock shares beneficially owned by family members.

(10)	Includes 11,249 Class A Common Stock shares owned by Mr. McCarthy’s spouse, 2,929 Common Stock shares and 2,561 Class A Common Stock shares held in joint tenancy and 484 shares held in the Employee Stock Purchase Plan.

(11)	Includes 27 Common Stock Shares and 42 Class A Common Stock shares owned by Mr. Fleischhacker’s spouse.

(12)	The Krehbiel Limited Partnership shares beneficially owned by both Frederick A. Krehbiel and John H. Krehbiel, Jr. are counted once for purposes of these totals.

Stock Ownership Guidelines for Executive Officers

We have stock ownership guidelines for executive officers to ensure that our officers (including the NEOs) have a meaningful stake in the equity of the Company and to further align the interest of the officers with the long-term interest of our stockholders. The guidelines require the Chief Executive Officer to own Molex stock equal in value to at least three times his annual base salary, and each other executive officer to own Molex stock equal in value to at least two times his or her annual base salary. A new executive officer is given five years to meet these guidelines. We make exceptions to these guidelines for an executive officer expected to retire within three years or for economic hardship. As of September 1, 2010, each executive officer had met, or was on track to meet, the stock ownership guidelines. Restricted stock and stock acquired upon the exercise of options is subject to a six month holding period unless the person is retirement eligible.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Molex’s directors and certain of its officers to file reports of their ownership of Molex stock and of changes in such ownership with the SEC. SEC regulations also require us to identify in this Proxy Statement any person subject to this requirement who failed to file any such report on a timely basis. Based on our review of the reports we have received or assisted in preparing, we believe that all of our directors and officers complied with all of the reporting requirements applicable to them with respect to transactions during FY10.

SECURITY OWNERSHIP OF MORE THAN 5% STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of the stockholders of more than 5% (other than directors and executive officers) of the outstanding Molex stock as of September 1, 2010, unless otherwise indicated in the Schedule 13G. The beneficial ownership of the non-voting Class A Common Stock is reported for informational purposes.

			Class A
	Common Stock		Common Stock
Name	# Shares	%	# Shares	%

Krehbiel Limited Partnership (1) 2222 Wellington Court Lisle, IL 60532	19,407,343	20.3	-	-
BlackRock Inc. (2) 40 East 52nd Street New York, NY 10022	5,673,886	5.94	-	-
Dodge & Cox (3) 555 California Street, 40th Floor San Francisco, CA 94104	-	-	17,665,119	22.4
Wells Fargo & Company (4) 420 Montgomery Street San Francisco, CA 94104	-	-	8,990,551	11.4
T. Rowe Price Associates, Inc. (5) 100 E. Pratt Street Baltimore, MD 21202	-	-	6,676,735	8.5

(1)	See footnote (3) of the “Security Ownership of Directors and Executive Officers” table.

(2)	As reported in a Schedule 13G dated January 20, 2010 by BlackRock Inc. on behalf of its subsidiaries BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, NA, BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Fund Managers Ltd. and BlackRock International Ltd. According to the Schedule 13G, as of December 31, 2009, BlackRock Inc. reported that it beneficially owned 5,673,886 with sole voting and dispositive power.

(3)	As reported in a Schedule 13G/A dated February 5, 2010 by Dodge & Cox. According to the Schedule 13G, as of December 31, 2009, Dodge & Cox reported that it beneficially owned 17,665,119 shares, 16,463,256 shares with sole voting power, 44,101 shares with shared voting power, and 17,665,119 shares with sole dispositive power. The shares are beneficially owned by clients of Dodge & Cox which may include investment companies and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

(4)	As reported in a Schedule 13G/A dated April 12, 2010 by Wells Fargo & Company (“Wells Fargo”) on behalf of Metropolitan West Capital Management, LLC, Lowry Hill Investment Advisors Inc., Wachovia Bank and Trust Company (Cayman) Ltd., Wells Fargo Delaware Trust Company, NA, Wells Fargo Advisors, LLC, Wells Fargo Bank, NA, Wells Fargo Funds Management, LLC and Wells Capital Management Incorporated. According to the Schedule 13G, as of March 31, 2010, Wells Fargo reported that it beneficially owned 8,990,551 shares, 4,756,613 shares with sole voting power, 137,093 shares with shared voting power, 8,260,807 shares with sole dispositive power, and 43,871 shares with shared dispositive power. Metropolitan West Capital Management beneficially owns 6,394,758 shares, 2,715,473 shares with sole voting power and 6,394,758 shares with sole dispositive power.

(5)	As reported in a Schedule 13G/A filed on February 12, 2010 by T. Rowe Price Associates, Inc, and T. Rowe Price Mid-Cap Value Fund, Inc. According to the Schedule 13G, as of December 31, 2009, T. Rowe Price Associates reported that it beneficially owned 6,676,735 shares, 1,076,535 shares with sole voting power and 6,676,735 shares with sole dispositive power. T. Rowe Price Mid-Cap Value Fund beneficially owns 5,600,200 shares with sole voting power. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however it expressly disclaims that it is, in fact, the beneficial owner of such securities.

ITEM 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Ernst & Young LLP (“E&Y”) as Molex’s independent auditors for the fiscal year ending June 30, 2011, and has further directed that the Board submit the selection of independent auditors for ratification by the stockholders at the annual meeting. A representative of E&Y is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires, and will be available to respond to questions.

Stockholder ratification of the selection of E&Y as Molex’s independent auditors is not required by the Bylaws or otherwise, but the Board believes that as a matter of corporate practice the selection of E&Y should be submitted to Molex’s stockholders for ratification. If the stockholders do not ratify the selection, the Audit Committee will consider whether or not to retain E&Y. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of Molex and its stockholders.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 2

AUDIT MATTERS

Audit Committee Report

The Audit Committee assists the Board of Directors by providing oversight on the following matters relating to Molex’s financial reporting:

•	the quality and integrity of the financial statements;

•	the quality and integrity of the internal controls and other accounting, auditing and reporting practices and processes;

•	the qualifications, independence and performance of the independent auditor;

•	the legal compliance policies and legal matters that may have a material impact on the financial statements;

•	the performance and activities of the internal audit program; and

•	Molex’s significant financial and business risk exposures and management’s policies and processes with respect to risk assessment and risk management.

Molex’s management is responsible for preparing the financial statements, establishing and maintaining the system of internal controls, and assessing the effectiveness of Molex’s internal control over financial reporting. E&Y is responsible for auditing the annual financial statements and expressing opinions on the conformity of the financial statements with U.S. generally accepted accounting principles and on the effectiveness of Molex’s internal control over financial reporting based on its audit.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and E&Y the audited financial statements for the fiscal year ended June 30, 2010 and the reasonableness of significant estimates and judgments made in preparing the financial statements, as well as the clarity of the disclosures in the financial statements. The Audit Committee also discussed, with management and separately with E&Y, in executive sessions, their evaluations of Molex’s internal control over financial reporting and the overall quality of Molex’s financial reporting.

The Audit Committee discussed with E&Y those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, E&Y has provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee and E&Y have discussed the auditors’ independence from Molex and its management, including the matters in those written disclosures. The Audit Committee also considered the non-audit services provided by E&Y and the fees and costs billed and expected to be billed by E&Y for those services. All of the non-audit services provided by E&Y have been approved by the Audit Committee in accordance with its pre-approval policy. When approving the retention of E&Y for these non-audit services, the Audit Committee has considered whether the retention of E&Y for these non-audit services is compatible with maintaining auditor independence.

In reliance on the reviews and discussions with management and E&Y referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in Molex’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 for filing with the SEC. The Audit Committee also approved the selection of E&Y as Molex’s independent auditors for the fiscal year ending June 30, 2011. Each member of the Audit Committee is an “audit committee financial expert” as defined by the SEC and meets the NASDAQ requirements, including the requirements regarding financial literacy and financial sophistication.

The Audit Committee
David L. Landsittel, Chairman
Michelle L. Collins
Robert J. Potter

Independent Auditors’ Fees

The following table presents fees for professional audit services rendered by Molex’s independent auditors, E&Y, for the audit of Molex’s annual financial statements for FY10 and FY09, and fees billed for other services rendered by the independent auditors during those periods.

	FY10	FY09

Audit Fees (1)	$4,317,359	$3,407,131
Audit-Related Fees (2)	274,200	246,017
Tax Fees (3)	1,622,738	1,992,461
All Other Fees	0	0

Total	$6,214,297	$5,645,609

(1)	Audit fees were principally for audit work performed on the consolidated financial statements and internal control over financial reporting, as well as work generally only the independent auditors can reasonably be expected to provide, such as statutory audit services.

(2)	Audit-related fees were principally for consultations as to the accounting or disclosure treatment of transactions or events, services related to post-acquisition reviews, royalty audits and local grant audits, preliminary due diligence pertaining to potential business acquisitions/dispositions and financial statement audits of employee benefit plans.

(3)	Tax fees were principally for services related to domestic and international tax compliance and reporting, including services related to expatriate tax compliance.

Policy on Audit Committee Pre-Approval of Services

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of the independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors.

Management submits to the Audit Committee a list of services and related fees expected to be rendered during that year within each of four categories of services: audit services, audit-related services, tax services and all other services. Prior to engagement, the Audit Committee pre-approves services within each category and the fees for each category are budgeted. The Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year by category of service. Pursuant to the policy, all services provided by the independent auditors were pre-approved by the Audit Committee.

During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditors. The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee. The Chairman reports any pre-approval decisions to the Audit Committee at its next scheduled meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In FY09, our company, and the connector industry, experienced a significant drop in demand for our products due to the global economic downturn. To mitigate the impact of this downturn in FY10, we took the following cost-saving measures:

•	continued the reduction of base salaries begun in FY09, including a 20% reduction in pay for our CEO, COO and Co-Chairmen, and a 10% reduction for the other executive officers, through the first quarter of FY10;

•	no increases in salaries for FY10;

•	the named executive officers declined to participate in the first half FY10 cash incentive payout; and

•	continued suspension of contributions to the Profit Sharing Plan.

These measures, along with a stabilizing global economy, enabled us to achieve better than expected revenue growth in FY10.

Compensation Philosophy and Objectives

We believe that the performance and contributions of our executive officers are critical to the overall success of Molex. To attract, retain and motivate our executives to accomplish our business strategies, we have implemented executive compensation programs providing executives with the opportunity to earn compensation comparable to that paid by companies with which we compete for top talent and that reward strong performance and creation of stockholder value.

The overall objectives of our executive compensation program are to attract world-class executive talent, retain key leaders, reward short-term and long-term performance, and align executives’ interests with the long-term interests of our stockholders. We focus on the following core principles in structuring an effective compensation program that meets our stated objectives:

•	Performance - We endeavor to align executive compensation with the achievement of operational and financial results and individual contributions to support a pay-for-performance culture. We reward individuals for performance and contributions to business success.

•	Balance - We balance rewards for our demanding executive roles between short-term and long-term financial and strategic decisions to enhance performance over time.

•	Competitiveness - We design our total compensation with that provided by companies with which we compete for talent to enable us to retain highly experienced executives and to effectively recruit highly qualified candidates when necessary.

•	Risk Management - We use appropriately designed incentive plans that discourage excessive risk-taking by executives through structural features such as caps and holdbacks on annual incentive awards and a balance between restricted stock grants and stock option awards, together with stock ownership guidelines and recoupment and forfeiture policies.

Procedures Used to Establish Executive Compensation

Compensation Committee

The Compensation Committee (“Committee”) is responsible for establishing executive compensation policies and overseeing executive compensation practices. The Committee is composed entirely of outside, non-employee directors within the meanings of Section 162(m) of the Internal Revenue Code and SEC regulations, and each member is independent under the NASDAQ rules. The Committee has the authority to retain a compensation consultant to assist in the evaluation of executive officer compensation and benefits and approve the consultant’s fees and other retention terms. The Committee has engaged The Delves Group to provide advice regarding best practices in executive compensation and compensation trends, and to assist the Committee in its decision-making. The Delves Group’s sole engagement for Molex is as compensation consultant to the Committee. Each year the Committee reviews and considers competitive market data along with the individual responsibilities and performance of each executive and internal pay comparisons when setting annual pay opportunities. Annually, the Committee uses tally sheets for each executive officer to review all elements of total direct compensation (base salary, target cash incentives and long-term stock incentives), as well as outstanding equity awards and projected payments upon termination.

Management’s Role in Compensation

Recommendations on the CEO’s compensation are made by the Co-Chairmen of the Board and the Committee sets the CEO’s pay based on their assessment of the CEO’s individual performance, the financial and operating performance of Molex, the recommendations of the Co-Chairmen, competitive market data, and the advice of The Delves Group. The CEO presents his assessment of the performance of the other executive officers and makes general recommendations to the Committee concerning the compensation of such officers. The Senior Vice President, Global Human Resources presents specific recommendations to the Committee on the annual incentive plan structure, long-term incentive compensation strategy, the competitive position of compensation for each executive officer, including base salary adjustments, target cash incentives and equity grants. These recommendations are developed in consultation with the CEO and accompanied by competitive market data provided by Towers Watson. The Committee considers management’s recommendations based on each executive’s individual responsibility, performance, overall contribution, competitive market data and the advice of The Delves Group, and then determines the compensation arrangements for these individuals.

Executive Compensation Market Data

In determining the design and the level of each element of compensation, we undertake a thorough review of competitive market information. Management has retained the compensation consulting firm Towers Watson to provide competitive market information and to assist it in making recommendations to the Committee with respect to the composition of the peer group of companies. The Delves Group reviews the composition of the peer group with the Committee. Towers Watson also assists management in making recommendations to the Committee with respect to total compensation levels for our named executive officers and the mix and design of incentive compensation. The companies in the peer group are representative of the types of companies with which we compete for executive talent and are broadly comparable to us in terms of industry, global operations, revenue, size and market capitalization. The peer group is reviewed regularly and adjustments are made as necessary to ensure that the peer group continues to be relevant.

The peer group used for analysis of executive compensation at the beginning of FY10 in August 2009 was comprised of the following companies:

Agilent Technologies	Hubbell Inc.	SPX Corp.
Amphenol Corp.	ITT Corporation	Teradyne
Analog Devices, Inc.	Itron, Inc.	Thomas & Betts Corp.
AVX Corp.	Jabil Circuit	Vishay Intertechnology Inc.
Benchmark Electronics	KLA-Tencor Corp.	Western Digital Corp.
Cooper Industries	Network Appliance Inc.
Genuine Parts Co.	Seagate Technology

In January 2010, management asked Towers Watson to review the peer group. Towers Watson recommended updates to better align the group with best practices for the peer group revenue range. ITT Corporation and Genuine Parts were removed because their revenue fell outside the best practices range; Anixter International, Inc., Trimble Navigation Ltd. and Flir Systems Inc. were added from the performance peer group due to their size and market capitalization; and Corning Inc. was added from a broader search of Molex’s industry codes within the best practices revenue range. In April 2010, the Committee continued their review of the peer group and added Tyco Electronics, Inc, a direct competitor, and Celestica, Inc.

The peer group company compensation data that is presented to the Committee is supplemented with compensation data from broader, general industry surveys provided by Towers Watson. The following published compensation sources and industry scope cuts were utilized by Towers Watson: 2008/2009 Watson Wyatt Top Management Survey, 2008 Mercer Executive Compensation Survey and 2008 Radford Executive Compensation Survey. In connection with the equity grants awarded in August 2009, Towers Watson provided general industry trend analysis data from 48 Fortune 500 companies in a broad spectrum of industries, fixed-share methodology analysis, fixed-value methodology analysis, peer group assessment, as well as the following surveys: Watson Wyatt Long Term Incentive Survey, Towers Perrin Long Term Incentive Data and Mercer Long Term Incentive Multiples. The general industry data and survey information are intended to help the Committee gain an understanding of a broad industry perspective on executive pay norms and trends and avoid over reliance on a smaller sampling of companies.

The Committee uses the peer group data and broader, general industry surveys as a reference point or market check to assess the competitive positioning of the Company’s executive compensation. Other issues such as executive experience, performance and retention are also considered by the Committee. While we generally seek to provide total direct compensation at or above the median of our peer group, rigid targets are not established for total direct compensation or any element thereof, relative to the peer group.

For FY10, the total direct compensation for our named executive officers compared to our peer group was above the 75th percentile largely due to the long-term incentives granted in 2009.

Elements of Compensation

Our executive compensation program is composed primarily of three elements: base salary, cash incentives and long-term equity incentives. We also provide certain perquisites to our executive officers. Each of these elements plays an important role in balancing executive rewards over short-term and long-term periods, based on our program objectives.

Although we have no formal policy for a specific allocation between current and long-term compensation or between cash and non-cash compensation, the Committee has now established a pay mix for executive officers that balances performance-based pay with retention-based equity awards. Executive compensation is divided between current and long-term compensation, and cash and non-cash compensation, to generally reflect market practice and to provide executive officers with attractive levels of pay while encouraging officers to remain with us for the long term.

Base Salary

The base salary of an executive officer takes into account the executive’s performance, responsibilities, experience and internal pay equity. In past years we sought to provide base salaries between the median and 75th percentile of our peer group with the expectation that successful performance over time will position pay at or above the 75th percentile. In any given year, actual individual salaries may range above or below the 75th percentile based on a variety of factors, including position level, executive experience relative to industry peers, individual performance, future potential and leadership qualities and tenure. As noted above, salaries were reduced in FY09 and the first quarter of FY10 and after fully reinstating the salaries, no increases were given in FY10. The base salaries for the named executive officers generally were in the 75th percentile, except for Mr. Slark who was at the median.

Molex Annual Incentive Plan

In August 2009, the Committee approved a redesign of the cash incentive program under the Molex Annual Incentive Plan. For FY10, the Molex Incentive Plan (“MIP”) was designed to better support a pay-for-performance culture by incorporating divisional and business unit components into the plan, and developing an improved methodology to set performance goals. The MIP plan is designed to fund cash incentives every six months based on achievement of period-over-period growth in operating income at the corporate, division and business unit level (funding units). The performance periods are July 1 to December 31 and January 1 to June 30. The purpose of the MIP is to incentivize executives to meet the period-over-period growth goals as well as meet their individual objectives. An incentive will be paid upon the achievement of both the quantitative and individually designed goals. Quantitative performance measures make up 80% of the payment, and performance against individual goals make up the remaining 20% of the payment. Positive operating income at the corporate level must be met in order for any payout to be earned. In other words, no matter how well an executive performed against individual goals, if the quantitative performance goal is not met then no cash incentive will be paid out. In addition, under the MIP, 50% of any incentive earned by an executive officer in the first performance period (July 1- December 31) is withheld until completion of the full fiscal year. Should annual results meet required thresholds the remaining 50% would be paid to the executive officer after the close of the fiscal year.

The Committee approves the operating income threshold, target and maximum levels at the corporate and division funding unit level at the beginning of each performance period and the incentive pool is funded for the period based on reaching those operating income levels. Operating income is equal to gross profit less selling, general and administrative expense. Depending on Company and individual performance, actual bonuses can vary widely. The process for establishing the operating income levels begins with corporate finance developing the goals, followed by a divisional review that includes a determination of the business unit goals, and concludes with corporate finance reconciling the division and business unit goals with those of corporate.

The Committee also approves the individual performance goals of the executives at the beginning of each performance period. These individual performance goals may be based on a variety of factors, including internal budget goals, investor expectations, peer company results, prior year company performance, upcoming fiscal year business plans and strategic initiatives, and may exclude specified items that are not reflective of the performance of the ongoing business. Each named executive officer’s performance against his or her individual goals is assessed at the end of the performance period and the scores can range from 1.0 to 5.0.

The target and maximum award opportunities as a percent of base salary for our NEOs, which is based on published survey data, are as follows:

Name	Target	Maximum

Martin P. Slark	95%	190%
David D. Johnson	80%	160%
Liam G. McCarthy	80%	160%
James E. Fleischhacker	75%	150%
Katsumi Hirokawa	75%	150%

The incentive opportunity for the CEO is a higher percentage of salary than the other named executive officers due to the broader scope of his responsibilities, impact on corporate performance and published market and peer group data. Moreover, when the Company achieves maximum overall funding, executive officers may receive an award greater than the maximum opportunity if their performance evaluation generally exceeds expectations.

Due to the uncertain global economic conditions that existed at the beginning of FY10, the Committee and management decided to defer implementing the MIP until the second half of the fiscal year, and instead the Committee approved a discretionary incentive for the performance period ending December 31, 2009 of 10% of the variance of operating income to the budget and reserved the right to withhold the executives’ incentive pending full-year results. In January 2010, it was determined that operating income did exceed the budget by 10% and an incentive was paid to eligible employees. The executive officers, however, elected not to participate in the incentive payout based on the size of the available pool in order to provide meaningful cash incentives to employees. The Committee did review what each named executive officer would have earned had they participated in the payout.

In August 2009, the Committee selected operating income as the performance measure for the performance period ending June 30, 2010. At the same time, the Committee approved individual performance goals for the CEO, and the Committee and the CEO approved performance goals for the other named executive officers. The CEO’s individual performance goal areas for FY10 included revenue growth, cost structure improvement, operational performance improvement, driving a pay for performance culture and continued development of Molex’s corporate citizenship and responsibility program. The individual performance goal areas for the other named executive officers related to financial, operational and business achievements. In January 2010, the Compensation Committee approved the operating income target and maximum goals for the six-month performance period ending June 30, 2010.

Long-Term Incentives

Equity Awards

The Committee awards a combination of stock options and restricted stock to focus executive officers on long-term value creation through positive business and financial performance. Equity awards help to align the interests of our executive officers with those of our stockholders. Executive officers receive stock options that provide them with the right to buy a fixed number of shares of Class A Common Stock at the closing price of the stock on the grant date. Generally, options vest ratably over four years beginning on the first anniversary of the grant date and expire on the tenth anniversary. Restricted stock awards of Class A Common Stock are granted at no cost to the executive officer. Generally, restricted stock awards vest ratably over four years beginning on the first anniversary of the grant date. The vesting of stock options and restricted stock awards is accelerated upon the death, total disability or qualified retirement of an executive officer. While options only have value to the recipients if the price of the Class A Common Stock appreciates after the options are granted and carry more risk and upside potential, restricted stock provides greater certainty of executive stock ownership.

The Committee determines the aggregate and relative number of stock options and shares of restricted stock granted by an assessment of the overall value of the long-term incentive opportunity and its value relative to peer company comparisons. We believe that equity awards, more than any other element of compensation, provide our executive officers with incentives to improve the performance of Molex over the long term. This performance incentive, combined with the fact that equity awards allow us to retain valuable executive talent and align the interests of our executives with those of stockholders, is why the Committee has historically provided equity awards that are at or above the 75th percentile of our peer group.

Equity Grant Practices

Pursuant to equity grant procedures, as amended by the Committee and the Board in August 2009, the Committee approves proposed long-term incentive grants for named executive officers at their regularly scheduled July or August meeting with an effective date of October 1 (or the next trading day if the markets are closed). All long-term equity grants to non-executive employees are approved by a Stock Option Plan Committee comprised of Frederick A. Krehbiel, John H. Krehbiel, Jr., and Martin P. Slark, and routine annual grants for these employees also occur on October 1 (or the next trading day if markets are closed on October 1). The timing of the amended equity grant procedures is intended to align the grants with our performance management program which is also determined after the end of the fiscal year.

Previously, long-term incentive grants for executive officers occurred on August 15 and on February 1 for non-executive employees. The Committee and the Board approved an exception to those equity grant procedures in FY09 and granted equity to all employees, including executive officers other than the CEO, COO and CFO, in April 2009. This was done for two reasons: (1) our stockholders approved in October 2008 a new omnibus stock plan pursuant to which grants can be made to directors, executive officers and employees, and this plan replaced the separate plans we previously maintained and made it unnecessary for us to use different grant dates for executive officers and employees; and (2) in January 2009, management decided to consolidate five product divisions into three product divisions and these consolidations with the reductions in force that we implemented in response to the downturn in our business required us to defer our February 1 grant. In consultation with the CEO, the Committee deferred consideration of grants to the CEO, COO and CFO until its August 2009 meeting.

FY10 Results

In response to the business downturn caused by the global economic recession, we reduced salaries and benefits globally in February 2009. Our CEO, COO and Co-Chairmen each took a 20% pay reduction and all other executive officers took a 10% pay reduction. We fully reinstated salaries October 1, 2009, but due to the challenging global economic conditions, there were no increases in salary for FY10. See the “Summary Compensation Table.”

Under the cash incentive program, the final award includes a measure of both company and individual performance. In FY10, we reported revenue of $3 billion and for the second half of FY10 corporate operating income was $173.6 million, which exceeded the target ($125 million) and maximum ($173 million) operating income goals for that performance period. In August 2010, the Committee and Co-Chairman, Frederick A. Krehbiel, conducted an evaluation of the FY10 performance of the CEO, and the Committee and the CEO conducted an evaluation of the FY10 performance of the other named executive officers and the individual performance scores ranged from 3.2 to 3.8. As a result of exceeding the maximum operating income goal and the individual performance evaluations for the performance period ending June 30, 2010, our named executive officers earned a cash incentive. The CEO was at 195% of target and the other named executive officers ranged from 133% to 168% of target. As noted above, the named executive officers declined a discretionary bonus for the first half of FY10.

At the Committee’s August 2009 meeting, the Committee reviewed an analysis of long-term incentives prepared by Towers Watson and approved equity grants to the CEO, COO and CFO. In determining the value of the equity grants for FY10, the Committee considered the data provided by Towers Watson, recommendations of the Co-Chairman of the Board, advice from The Delves Group, and other factors such as salary reductions and no salary increases in FY10, the value of prior equity grants and total compensation opportunity. In addition, the Committee considered the retention of the CEO and the other named executive officers as a significant objective for the Company and in the best interests of shareholders and the further alignment of the named executive officers’ interests with those of stockholders through equity ownership. Based on all these factors, the Committee awarded equity grants significantly above the 75th percentile of peer group companies to provide meaningful incentives and satisfy the objectives of our program.

Our CEO’s compensation is reviewed in the context of the higher market compensation for CEOs generally. For FY10, the base salary, cash incentive and equity awards for the CEO were higher than those for the other named executive officers because the Committee believes that the CEO position merits a higher level of compensation relative to the other executive officers due to his critical role in the strategy and performance of the business and the need to retain a talented executive to fill this role.

Post-Employment Compensation and Benefits

In order to provide competitive total compensation, we offer qualified profit sharing and 401(k) defined contribution plans. U.S. executive officers participate in these plans on the same terms as other salaried employees. The ability of executive officers to participate fully in these plans is limited under IRS and ERISA requirements. As is commonly the case among our peer group, we offer to executive officers a nonqualified counterpart to the profit sharing plan that is not subject to these limitations. Additionally, we offer a nonqualified deferred compensation plan, supplemental life insurance, supplemental travel/accident insurance and the opportunity to purchase supplemental life insurance coverage.

We do not currently offer special employment agreements, severance agreements, or change-in-control agreements to any executive officer. Our only such arrangement, which applies to all employees with equity compensation awards, is accelerated vesting of equity. As the Committee annually reassesses the effectiveness of the executive compensation program, it also assesses the merits of offering these types of arrangements for executives. The Committee may decide to offer these types of benefits in the future.

We do not offer pension benefits to our executive officers. On a case-by-case basis, the Committee has approved individual retirement packages, in addition to the retirement benefits generally available under other employee benefit plans, to retiring executive officers based on years of service and contributions to Molex.

Defined Contribution Plans

The Molex Incorporated Profit Sharing and Retirement Plan (the “Profit Sharing Plan”) is a defined contribution plan under which we make discretionary annual contributions of a fixed percentage of eligible compensation to a participant’s account. We make contributions to the Profit Sharing Plan for executive officers on the same terms as applicable to all participating employees. During FY10, we did not make a contribution to the Profit Sharing Plan.

U.S. executive officers may also participate in the Molex Incorporated Employees 401(k) Plan, a defined contribution plan. Under this plan, each executive officer may contribute a maximum of 25% of eligible pay on a pre-tax basis up to the IRS limit. We match the contributions of executive officers on the same terms as are applicable to all participating employees – up to 1% of an employee’s contributions.

Mr. Hirokawa participates in the Japanese national retirement plan and the Molex-Japan Directors Retirement Trust, a defined contribution plan under which we make discretionary annual contributions to eligible executive directors of Molex Japan. See “Company Contributions.”

Supplemental Executive Retirement Plan

The Molex Supplemental Executive Retirement Plan (the “SERP”) is a nonqualified defined contribution plan available to all participants in the Profit Sharing Plan who are affected by the IRS contribution limits. Molex did not make any contributions to the SERP in FY10. Additional information about the Profit Sharing Plan and the SERP can be found under “Nonqualified Deferred Compensation.”

Executive Deferred Compensation Plan

The Molex Executive Deferred Compensation Plan permits participants to defer all or a portion of their base salary and bonus during the plan year. Additional information about this plan can be found under “Nonqualified Deferred Compensation.”

Executive Perquisites

We provide certain perquisites to our executive officers. We are selective in our use of perquisites, utilizing perquisites that are generally modest in value; these perquisites may include car allowances or leased cars, financial planning and counseling, executive physical medical examinations and other customary executive perquisites. The Committee has adopted a perquisite pre-approval policy under which certain perquisites and maximum amounts for such perquisites have been pre-approved by the Committee. The Committee has delegated authority to the CEO to approve such perquisites for other executive officers. The Committee must separately approve perquisites not included in the policy or amounts that exceed the specified amounts.

Recoupment and Forfeiture Policies

Under the Molex Annual Incentive Plan, the Board may require reimbursement of incentive awards paid to a named executive officer where (i) the payment was predicated in whole or in part upon the achievement of certain financial results that were subsequently the subject of a material restatement; (ii) in the Board’s view the named executive officer engaged in fraud or misconduct that caused the need for the restatement; and (iii) a lower incentive award would have been made to the named executive officer based upon the restated financial results. The Board may also seek reimbursement of incentive awards paid to any named executive officer in other circumstances involving fraud or misconduct if such fraud or misconduct caused substantial harm to Molex even in the absence of a restatement of Molex’s financial statements.

Under the 2008 Molex Stock Incentive Plan, awards will be forfeited if (i) the participant engages in competitive activities during employment or within one year after termination of employment; (ii) the participant solicits employees to work for another organization during employment or within two years after termination of employment; or (iii) the participant’s employment is terminated for cause, as defined for purposes of the equity plans. Participants must also reimburse the Company for amounts paid in settlement of awards earned or accrued within 24 months of a restatement of Molex’s financial statements in certain circumstances.

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers who are in office at the end of the fiscal year to $1 million per officer in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. It is the Committee’s intention to provide annual incentive awards and stock options that are qualified and fully deductible by the Company under

Section 162(m). However, when warranted due to competitive or other factors, the Committee may decide in certain circumstances to provide incentive and other compensation that exceeds the $1 million limitation set forth in Section 162(m). The time-vested restricted stock units granted by the Committee in FY10 and prior years will not be treated as performance-based compensation under Section 162(m).

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in the 2010 Proxy Statement for filing with the SEC.

Compensation Committee
Joe W. Laymon, Chairman
David L. Landsittel
James S. Metcalf

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding the FY10 compensation for each FY10 Named Executive Officer (“NEO”). In accordance with SEC rules, FY08 compensation is not presented for Mr. Hirokawa because he was not a NEO in FY08.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Martin P. Slark	2010	873,392	5,158,821	2,086,260	900,000	57,929	9,076,402
Vice Chairman and	2009	836,853	1,844,250	930,702	0	99,605	3,713,419
Chief Executive Officer	2008	878,333	1,711,500	1,149,711	0	163,212	3,904,764
David D. Johnson	2010	487,500	1,594,000	1,043,130	415,000	27,485	3,567,115
Executive Vice	2009	475,913	614,750	465,351	0	33,372	1,591,395
President, Treasurer and	2008	477,400	570,500	574,855	0	64,143	1,688,906
Chief Financial Officer
Liam G. McCarthy	2010	565,250	2,391,000	1,251,756	500,000	24,689	4,732,695
President and Chief	2009	541,583	737,700	581,689	0	62,554	1,925,535
Operating Officer	2008	568,332	684,600	718,569	0	93,302	2,066,811
James E. Fleischhacker	2010	487,989	-	-	350,000	123,816	961,805
Executive Vice President and President,	2009	476,795	1,217,300	711,413	0	72,320	2,479,837
Global Commercial Products Division	2008	480,291	456,400	344,913	0	75,048	1,358,660
Katsumi Hirokawa (6)	2010	524,118	-	-	340,000	62,627	926,745
Executive Vice President and President,	2009	472,469	1,340,250	781,215	0	72,836	2,668,779
Global Micro Products Division

(1)	The amounts shown reflect the pay reduction that took effect February 1, 2009. Previous salary levels were reinstated October 1, 2009. There were no salary increases in FY10. Messrs. Slark and McCarthy each took a 20% pay reduction and the other NEOs took a 10% pay reduction. See “Compensation Discussion and Analysis.”

(2)	The amounts reported in this column for each NEO reflect the aggregate grant date fair value of restricted stock granted in FY10 computed in accordance with FASB ASC Topic 718. These amounts are not paid to or realized by the NEOs. The fair value of the restricted stock awards is calculated using the closing price of our Class A Common Stock on the grant date. Additional information regarding these values is included in Note 19 to our consolidated financial statements included in our Form 10-K filed with the SEC on August 3, 2010. A description of the restricted stock awards appears in the narrative text following the table “Fiscal Year 2010 Grants of Plan-Based Awards.” The amounts reported for 2009 and 2008 have been restated to reflect the aggregate grant date fair value for the respective year in accordance with new SEC rules. Only Messrs. Slark, Johnson and McCarthy received equity grants in FY10. See “Compensation Discussion and Analysis.”

(3)	The amounts reported in this column for each NEO reflect the aggregate grant date fair value of stock options to acquire shares of Class A common stock granted in FY10 computed in accordance with FASB ASC Topic 718. These amounts are not paid to or realized by the NEOs. Stock options settle in Class A Common Stock. Assumptions used in the calculation of these values are included in Note 19 to our consolidated financial statements included in our Form 10-K filed with the SEC on August 3, 2010. A description of the stock options appears in the narrative text following the table “Fiscal Year 2010 Grants of Plan-Based Awards.” The amounts reported for 2009 and 2008 have been restated to reflect the aggregate grant date fair value for the respective year in accordance with new SEC rules.

(4)	The amounts reported in this column for FY10 reflect the Molex Annual Incentive Plan payout based on performance for the six-month period ended June 30, 2010 determined by the Compensation Committee in August 2010 and is expected to be paid in October 2010. No incentive awards were made to the NEOs for the six-month period ended December 31, 2009. No incentive payout occurred in FY09 and FY08 since the incentive performance measures were not met. The Molex Annual Incentive Plan is discussed in “Compensation Discussion and Analysis” beginning on page 26 and the estimated possible target and maximum amounts for the incentive awards are reflected in the table “Fiscal Year 2010 Grants of Plan Based Awards.”

(5)	See “All Other Compensation.”

(6)	All amounts shown for Mr. Hirokawa were paid in Japanese yen. The method used to convert the compensation values to U.S. dollars was the average of the closing monthly exchange rates during FY10.

All Other Compensation

The following table sets forth amounts for other compensation provided to the NEOs in FY10 included in the “All Other Compensation” column of the “Summary Compensation Table.”

			Company
			Contributions to
			Defined	Life
		Tax	Contribution	Insurance
Name	Perquisites(1)	Reimbursements(2)	Plans(3)	Premiums	Total

Martin P. Slark	$51,040	$0	$2,450	$4,439	$57,929
David D. Johnson	22,564	1,043	2,450	1,428	27,485
Liam G. McCarthy	20,811	0	2,450	1,428	24,689
James E. Fleischhacker	119,804	134	2,450	1,428	123,816
Katsumi Hirokawa	38,852	0	17,105	6,670	62,627

(1)	See “Perquisites.”

(2)	Tax reimbursements relate to service anniversary awards and annual medical examinations.

(3)	See “Company Contributions.”

Perquisites

The following table sets forth amounts for perquisites provided to the NEOs in FY10 included in the “Perquisites” column of the “All Other Compensation” table. The amounts included in the table reflect the actual cost to Molex for providing these perquisites.

					Relocation/
				Overseas	Company
	Leased	Financial	Medical	Assignment	Paid
Name	Vehicle	Planning	Exam	Expenses(1)	Housing(2)	Clubs(3)	Total

Martin P. Slark	$16,987	$26,874	$979	$0	$0	$6,200	$51,040
David D. Johnson	18,042	979	3,543	0	0	0	22,564
Liam G. McCarthy	14,675	6,136	0	0	0	0	20,811
James E. Fleischhacker	3,342	3,684	2,588	38,026	70,919	1,245	119,804
Katsumi Hirokawa	14,625	0	432	0	22,370	1,425	38,852

(1)	Mr. Fleischhacker served on expatriate assignment during FY10.

(2)	The amounts shown reflect the expenses for Mr. Fleischhacker incurred in connection with his overseas assignment and Mr. Hirokawa’s housing allowance.

(3)	The amount shown for Mr. Slark includes memberships used primarily for business purposes, but because corporate members are not permitted, the memberships are held in Mr. Slark’s name.

Company Contributions

The following table sets forth amounts included in the “Company Contributions to Defined Contribution Plans” column of the “All Other Compensation” table for FY10 as follows: (i) Molex matching contributions to the Molex Incorporated 401(k) Savings Plan; (ii) Molex contributions to the Profit Sharing Plan; (iii) Molex contributions to the SERP; and (iv) Molex contributions to non-U.S. retirement plans. This table does not include contributions made by each of the NEOs to these plans.

				Non-US
				Retirement
Name	401(k) Plan(1)	Profit Sharing	SERP	Plans	Total

Martin P. Slark	$2,450	$0	$0	$-	$2,450
David D. Johnson	2,450	0	0	-	2,450
Liam G. McCarthy	2,450	0	0	-	2,450
James E. Fleischhacker	2,450	0	0	-	2,450
Katsumi Hirokawa (2)	0	0	0	17,105	17,105

(1)	Molex matches 25% of the first 4% of contributions for a maximum of 1% of eligible compensation.

(2)	The amount shown represents contributions to the Japanese national retirement plan and the Molex-Japan Directors Retirement Trust, a defined contribution plan under which Molex makes discretionary annual contributions to eligible executive directors of Molex Japan. During FY10, Molex made contributions totaling 3.2% of base salary.

Fiscal Year 2010 Grants of Plan-Based Awards

The following table provides information on the estimated possible payouts for awards granted under the Molex Annual Incentive Plan for the second half of FY10, based on certain assumptions about the achievement of performance objectives for Molex and the individual NEOs at various levels. No incentive awards were granted to the NEOs under the MIP for the first half of FY10. Since Molex’s maximum operating income goals were exceeded in the second half of FY10, the NEOs received a payout, which is set forth in the “Summary Compensation Table” under “Non-Equity Incentive Plan Compensation.” The table also provides information on the grant date fair value of stock awards and stock options to acquire shares of Class A Common Stock granted in FY10 to each of the NEOs. Only Messrs. Slark, Johnson and McCarthy received equity grants in FY10. See “Compensation Discussion and Analysis.” There can be no assurance that the amounts in the “Grant Date Fair Value of Stock and Option Award” column will ever be realized.

						All Other	All Other
						Stock	Option		Grant Date
			Estimated Future Payouts Under			Awards:	Awards:	Exercise or	Fair Value
			Non-Equity Incentive Plan Awards			Number of	Number of	Base Price	of Stock
			($)(1)			Shares of	Securities	of Option	and Option
			Threshold	Target	Maximum	Stock or	Underlying	Awards	Awards
Name	Type of Award	Grant Date	($)	($)	($)	Units (#)(2)	Options (#)(3)	($/Sh)	($)(2)(3)

Martin P. Slark	Annual Incentive Award		-	436,696	873,392

	Restricted Stock	08/06/2009				323,640			5,158,821

	Stock Options	08/06/2009					500,000	15.94	2,086,260

David D. Johnson	Annual Incentive Award		-	200,000	400,000

	Restricted Stock	08/06/2009				100,000			1,594,000

	Stock Options	08/06/2009					250,000	15.94	1,043,130

Liam G. McCarthy	Annual Incentive Award		-	238,000	476,000

	Restricted Stock	08/06/2009				150,000			2,391,000

	Stock Options	08/06/2009					300,000	15.94	1,251,756

James E. Fleischhacker	Annual Incentive Award		-	187,688	375,377

	Restricted Stock					-	-	-	-

	Stock Options					-	-	-	-

Katsumi Hirokawa	Annual Incentive Award		-	191,365	382,731

	Restricted Stock					-	-	-	-

	Stock Options					-	-	-	-

(1)	As further described under “Compensation Discussion and Analysis,” the target award opportunity for Mr. Slark is equal to 95% of base salary, and the target award opportunities for the other NEOs range from 75% to 80% of base salary. The maximum award opportunity for Mr. Slark is equal to 190% of base salary, and the maximum award opportunities for the other NEOs range from 150% to 160%. We used these percentages to calculate the “target” and “maximum” amounts noted.

(2)	The amounts shown for restricted stock represent the number of shares of restricted stock awarded in FY10 and the grant date fair value determined in accordance with FASB ASC Topic 718. The shares of restricted stock vest over a period of four years.

(3)	The amounts shown for stock options represent the number of nonqualified stock options granted in FY10, the option exercise price and the grant date fair value determined in accordance with FASB ASC Topic 718. The stock options vest ratably over a period of four years.

Molex Annual Incentive Plan Awards.  The Molex Annual Incentive Plan awards are further described under “Compensation Discussion and Analysis.” These awards are granted under the Molex Incorporated Annual Incentive Plan (the “AIP”), which was approved by stockholders at the 2008 annual meeting. The purpose of the AIP is to enhance stockholder value and promote the attainment of our significant business objectives by basing a portion of an employee’s annual cash compensation on the achievement of specific performance goals. All of our executive officers and other key employees are eligible to participate in the AIP. The AIP is administered by the Compensation Committee with respect to executive officers and by the CEO with respect to other key employees. The CEO determines the other key employees who are eligible to participate in the AIP. The Compensation Committee determines which participants will be treated as “covered employees” for purposes of Section 162(m) of the Internal Revenue Code.

As it relates to awards for executive officers, each year the Compensation Committee (i) establishes one or more performance measures; (ii) sets the semi-annual performance goal with respect to such performance measure for the Company, divisions, business units or an individual; (iii) establishes the weighting to be given to the performance measures and performance goals; and (iv) designates whether an award will be a Section 162(m) Award. As it relates to awards for other key employees, the CEO makes the same determinations as described above, except he will not be designating Section 162(m) Awards.

The Compensation Committee and/or the CEO determine the amount available for payment of annual incentives in any year or any other measurement period. The aggregate maximum amount that may be paid to any one participant during any fiscal year with respect to all awards under the AIP is $10,000,000.

Restricted Stock and Stock Options.  The restricted stock and stock option programs are further described under “Compensation Discussion and Analysis.” The restricted stock and stock option awards are granted under the 2008 Molex Stock Incentive Plan (the “SIP”), which was approved by stockholders at the 2008 annual meeting. The purpose of the SIP is to optimize our profitability and growth through stock incentives that are consistent with our goals and that link and align the personal interests of directors, officers and employees to those of our stockholders. The SIP also enables us to attract, motivate, and retain directors, officers and employees who make significant contributions to our success and to allow such individuals to share in our success. The plan is intended to meet the requirements of Section 162(m) of the Internal Revenue Code by qualifying certain awards as performance-based compensation. The SIP is administered by the Compensation Committee and the Stock Option Plan Committee. The Compensation Committee is responsible for administering awards to executive officers.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth summary information regarding the outstanding stock options and restricted stock awards at June 30, 2010 held by each of our NEOs. Market values are presented as of the end of FY10 (the $15.45 per share closing price of Molex Class A Common Stock on June 30, 2010) for outstanding stock awards. Market values are not present for stock options. Unless otherwise noted, option awards and stock awards are for the acquisition of shares of Class A Common Stock and vest ratably over four years commencing on the first anniversary of the grant date.

	Option Awards					Stock Awards
		Number of	Number of				Number of
		Securities	Securities				Shares or	Market Value
		Underlying	Underlying				Units of	of Shares or
		Unexercised	Unexercised	Option			Stock That	Units of Stock
		Options	Options	Exercise	Option		Have Not	That Have Not
	Grant	(#)	(#)	Price	Expiration	Grant	Vested	Vested
Name	Date	Exercisable	Unexercisable	($)	Date	Date	(#)	($)

Martin P. Slark	10/24/2003	175,000	0	25.99	10/24/2013	08/15/2006	15,625	241,406
	10/28/2005	187,500	0	23.86	10/28/2010	08/15/2007	37,500	579,375
	08/15/2006	140,625	46,875	29.79	08/15/2011	08/15/2008	56,250	869,063
	08/15/2007	100,000	100,00	22.82	08/15/2012	08/06/2009	323,640	5,000,238
	08/15/2008	50,000	150,000	24.59	08/15/2013
	08/06/2009	0	500,000	15.94	08/06/2019

David D. Johnson	09/12/2005	30,000	0	24.33	09/12/2010	07/27/2006	3,750	57,938
	08/15/2006	56,250	18,750	29.79	08/15/2011	08/15/2006	6,250	96,563
	08/15/2007	50,000	50,000	22.82	08/15/2012	08/15/2007	12,500	193,125
	08/15/2008	25,000	75,000	24.59	08/15/2013	08/15/2008	18,750	289,688
	08/06/2009	0	250,000	15.94	08/06/2019	08/06/2009	100,000	1,545,000

Liam G. McCarthy	10/24/2003	17,990	0	25.99	10/24/2013	08/15/2006	7,500	115,875
	07/01/2005	150,000 (1)	0	23.54	07/01/2010	08/15/2007	15,000	231,750
	08/15/2006	93,750	31,250	29.79	08/15/2011	08/15/2008	22,500	347,625
	08/15/2007	62,500	62,500	22.82	08/15/2012	08/06/2009	150,000	2,317,500
	08/15/2008	31,250	93,750	24.59	08/15/2013
	08/06/2009	0	300,000	15.94	08/06/2019

James E. Fleischhacker	07/22/1999	93,750 (2)	0	28.32	07/22/2010	08/15/2006	5,000	77,250
	10/24/2003	100,000	0	25.99	10/24/2013	08/15/2007	10,000	154,500
	10/28/2005	56,250	0	23.86	10/28/2010	08/15/2008	15,000	231,750
	08/15/2006	45,000	15,000	29.79	08/15/2011	04/24/2009	37,500	579,375
	08/15/2007	30,000	30,000	22.82	08/15/2012
	08/15/2008	15,000	45,000	24.59	08/15/2013
	04/24/2009	31,250	93,750	14.51	04/24/2019

Katsumi Hirokawa	10/09/2002	0	10,000 (3)	9.275	10/09/2011	08/15/2006	6,250	96,563
	10/30/2003	0	20,000 (3)	12.595	10/30/2012	08/15/2007	12,500	193,125
	05/02/2005	0	10,000 (4)	11.455	05/02/2012	08/15/2008	18,750	289,688
	07/28/2005	56,250	0	26.06	07/28/2010	04/24/2009	37,500	579,375
	08/15/2006	56,250	18,750	29.79	08/15/2011
	08/15/2007	37,500	37,500	22.82	08/15/2012
	08/15/2008	18,750	56,250	24.59	08/15/2013
	04/24/2009	31,250	93,750	14.51	04/24/2019

(1)	These options expired unexercised on July 1, 2010, as indicated above.

(2)	These options, which are for the acquisition of Common Stock, expired unexercised on July 22, 2010, as indicated above.

(3)	This is a long-term option to acquire shares of Class A Common Stock that vests on the eighth anniversary of the grant date.

(4)	This is a long-term option to acquire shares of Class A Common Stock that vests on the sixth anniversary of the grant date.

Fiscal Year 2010 Option Exercises and Stock Vested

This table summarizes the option exercises and vesting of stock awards for each of the NEOs in FY10.

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)(2)	($)(3)

Martin P. Slark	0	0	68,750	1,102,907
David D. Johnson	0	0	25,000	403,889
Liam G. McCarthy	0	0	28,750	449,838
James E. Fleischhacker	0	0	32,187	556,717
Katsumi Hirokawa	5,000	82,353	35,937	616,353

(1)	The aggregate dollar value realized upon exercise of stock options reflects the price at which shares of Molex Class A Common Stock underlying the stock options were valued or sold for income tax purposes, net of the exercise price of the stock option.

(2)	Includes the following number of shares retained by Molex for the payment of applicable taxes: Mr. Slark, 21,811; Mr. Johnson, 7,365; Mr. McCarthy, 8,468; Mr. Fleischhacker, 9,482; and Mr. Hirokawa, 0.

(3)	The aggregate dollar value realized on vesting of the stock awards was calculated by multiplying the closing price of Class A Common Stock on the vesting date by the number of vested shares.

Fiscal Year 2010 Nonqualified Deferred Compensation

Profit Sharing and Retirement Plan.  The Profit Sharing Plan is a defined contribution plan under which we make discretionary annual contributions equal to the percentage of each eligible participant’s compensation that we determine for the year. The NEOs participate in the Profit Sharing Plan on the same terms as are applicable to other employees. During FY10, we did not make a contribution to the plan. Eligible compensation includes base salary and bonuses subject to a dollar limit set by the IRS. For calendar years 2009 and 2010 the IRS limit was $245,000. In addition, several other IRS limits apply to contributions to the Profit Sharing Plan. Amounts that we could not contribute to the Profit Sharing Plan because of these limits were contributed to the SERP to restore the intended benefit of the Profit Sharing Plan.

Participants may elect to invest the amounts that we contribute in a variety of mutual funds, including managed income, bond, fixed income, large-, mid-, and small-cap equity funds, international equity funds and lifestyle funds. Earnings/(Loss) on such investments were in the range of 0.05% to 41.85% during calendar year 2009 and (12.38)% to 5.56% for the first six months of calendar year 2010. Molex stock is not an investment option, and “above market” crediting rates are not offered. A participant may transfer investments among the various investment alternatives on a daily basis. Amounts that we contribute commence vesting on a participant’s second anniversary of employment. At that time, amounts vest in 20% annual increments and become fully vested on the participant’s sixth anniversary of employment. In addition, a participant will become fully vested upon attaining age 65 or becoming disabled while in our employ, regardless of his or her years of employment or if they retire at age 59 1/2 with 15 years of service. Vested amounts are distributed to a participant upon separation from service.

2005 Molex Supplemental Executive Retirement Plan.  The SERP is a nonqualified defined contribution plan available to participants in the Profit Sharing Plan who are affected by the IRS contribution limits. As noted above, we contribute to the SERP on behalf of each participant an amount equal to the contributions we could not make to the Profit Sharing Plan on such participant’s behalf due to IRS contribution limits. Because we did not make a contribution to the Profit Sharing Plan during FY10, we also did not make a contribution to the SERP. Each participant may elect to invest the amounts that we contribute on his or her behalf in a variety of mutual funds, including money market, bond, fixed income, large-, mid-, and small-cap equity funds, international equity funds and lifestyle funds. Earnings/(Loss) on such investments were the same as for the Profit Sharing Plan.

Molex stock is not an investment option, and “above market” crediting rates are not offered. A participant may transfer investments among the various investment alternatives on a daily basis.

Amounts that we contribute under the SERP vest in accordance with the same vesting schedule used by the Profit Sharing Plan. Vested amounts are distributed to a participant (or, in the event of the participant’s death, the participant’s beneficiary) upon the earlier of separation from service, death or disability. Participants may elect to receive their distributions in either a single lump sum payment or five annual installments. However, if distribution is due to separation from service prior to attaining age 59 1/2 or death, payment will be made in a single sum payment, regardless of the participant’s election. To the extent permitted under Section 409A of the Internal Revenue Code, distributions may be accelerated in the event of an unforeseeable emergency. Distributions to a NEO on account of separation from service cannot begin earlier than six months after separation from service.

The table below provides information for each NEO for FY10: (i) the dollar amount of aggregate contributions made by us on behalf of a NEO to the SERP; (ii) the dollar amount of aggregate interest or other earnings accrued on the NEO’s account in the SERP; (iii) the aggregate dollar amount of all withdrawals by and distributions to the NEO; and (iv) the dollar amount of total balance of the NEO’s SERP account as of June 30, 2010. Participants do not make contributions to the SERP.

					Aggregate
	Executive			Aggregate	Balance at
	Officer	Molex	Aggregate	Withdrawals/	June 30,
	Contribution	Contribution	Earnings (Loss)	Distributions	2010
Name	($)	($)	($)	($)	($)

Martin P. Slark	0	0	135,534	0	755,889
David D. Johnson	0	0	7,912	0	81,791
Liam G. McCarthy	0	0	5,934	0	128,262
James E. Fleischhacker	0	0	39,226	0	312,221
Katsumi Hirokawa	0	0	0	0	0

The “Aggregate Balance” column includes the following amounts which have been reported in the Summary Compensation Table in FY09 and FY08.

	Previously	Previously
	Reported	Reported
	in FY09	in FY08
Name	($)	($)

Martin P. Slark	19,970	67,452
David D. Johnson	7,709	25,775
Liam G. McCarthy	10,489	35,227
James E. Fleischhacker	7,772	26,076
Katsumi Hirokawa	0	0

Molex Executive Deferred Compensation Plan.  The Molex Executive Deferred Compensation Plan permits participants to defer all or a portion of their base salary and incentive during the calendar year (fiscal year, in the case of incentives). Each participant may elect to invest his or her deferrals in a variety of mutual funds, including money market, bond, fixed income, large-, mid-, and small-cap equity funds, international equity funds and lifestyle funds. Molex stock is not an investment option, and “above market” crediting rates are not offered. The investment performance is reported under “Profit Sharing and Retirement Plan.” Participants may transfer investments among the various investment alternatives on a daily basis.

Participants make separate elections each year regarding the amount to defer, the deferral period, and the method of distribution at the end of the deferral period. Generally, a participant’s deferrals (adjusted for investment gain or loss) will be distributed to the participant (or, in the case of the participant’s death, the participant’s beneficiary) upon the earlier of the participant’s separation from service, death or disability. However, a participant can elect to have his or her deferrals (adjusted for investment gain or loss) for a particular year distributed after a specified period of time, which must be at least two years after the beginning of the year to which they relate. An election for such in-service distribution will be effective only if the participant remains employed until the specified distribution date. Participants who separate from service prior to the specified distribution date must begin receiving payments after separation from service even if the specified deferral period has not expired.

All distributions will be made in a single sum payment, except that a participant may elect to receive amounts distributed on account of his or her separation from service after attaining age 59 1/2 or disability in five annual installments. To the extent permitted under Section 409A of the Internal Revenue Code, distributions may be accelerated in the event of an unforeseeable emergency. Distributions to executive officers cannot begin earlier than six months after separation from service.

Currently, none of the NEOs participate in the deferred compensation plan.

As nonqualified defined contribution plans, benefits under the SERP and the deferred compensation plan are considered to be our obligations, payable from our general assets. To assist us in accumulating the funds necessary to pay these benefits, we have established a grantor trust to which we contribute participant deferrals. Benefits will be paid from this trust, to the extent it has sufficient assets, and from us, to the extent the trust does not have sufficient assets.

Potential Payments Upon Termination or Change-in-Control

We do not currently provide executive officers with pension benefits or employment, severance or change-in-control agreements. On a case-by-case basis, the Compensation Committee has approved individual retirement packages to retiring executive officers based on years of service and contribution to Molex.

Under our equity compensation plans, outstanding and unvested stock options will become fully vested and exercisable, and outstanding and unvested restricted stock will become fully vested and be distributed upon a participant’s death, disability, retirement, or involuntary termination. In addition, the awards will vest upon a change-in-control irrespective of a termination of employment. In the event of a change-in-control where the Company ceases to have publicly traded equity securities, after the consummation of the change-in-control, if no replacement awards are issued in lieu of outstanding awards under the equity plans, then the plans and all outstanding awards granted under the plans will terminate, and the Company (or successor) will pay the participants an amount for their outstanding awards determined using the change-in-control price. These provisions apply to all employees who participate in the Company’s equity plans. The outstanding equity awards held by the NEOs as of June 30, 2010 are described above under “Outstanding Equity Awards at 2010 Fiscal Year-End.”

We have estimated the amount of incremental compensation for each of Messrs. Slark, Johnson, McCarthy, Fleishhacker and Hirokawa due to accelerated vesting of outstanding restricted stock awards upon termination of the officer’s employment in the event of the officer’s death, disability, retirement or involuntary termination, or upon a change-in-control irrespective of a termination of employment, as follows: Mr. Slark, $6,690,082; Mr. Johnson, $2,182,314; Mr. McCarthy, $3,012,750; Mr. Fleishhacker, $1,042,875; and Mr. Hirokawa, $1,158,751. These amounts assume that the termination of employment or change-in-control was effective as of June 30, 2010 and that the price of Class A Common Stock on which the calculations are made was the closing price of $15.45 on that date. There is no value reflected for acceleration of stock options as of June 30, 2010 for Messrs. Slark, Johnson and McCarthy because the exercise prices of all unvested stock options held by these officers are greater than the closing price of our Class A Common Stock on June 30, 2010. We have estimated the value for the acceleration of stock options as of June 30, 2010 for Messrs. Fleishhacker and Hirokawa at $88,125 and $246,995, respectively. The amounts shown above are estimates of the incremental compensation these officers would receive upon such terminations or a change-in-control. The actual amounts to be received can only be determined at the time of the officer’s termination of employment or at the time of a change-in-control.

An “involuntary termination” is defined for purposes of the Company’s equity plans to mean the Company’s or a subsidiary’s termination of a participant’s employment pursuant to a planned employee reduction plan if:

•	The participant has reached age 55 and was employed at least 20 years with the Company or a subsidiary; or

•	The participant was employed at least 25 years with the Company or a subsidiary.

A “change-in-control” is defined for purposes of the Company’s equity plans to mean:

•	The purchase or other acquisition by any person, entity or group of beneficial ownership of more than 50% of either the outstanding shares of Common Stock or the combined voting power of Molex’s then outstanding voting securities entitled to vote generally;

•	The approval by Molex’s stockholders of a reorganization, merger or consolidation, in each case, with respect to which persons who were Molex stockholders immediately prior to such reorganization, merger or consolidation, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding securities;

•	A liquidation or dissolution of Molex; or

•	The sale of all or substantially all of Molex’s assets (i.e., greater than 40% of the total gross fair market value of all of the assets of Molex immediately prior to such sale or disposition) within a 12-month period ending on the date of the most recent sale or disposition.

In addition, as described in greater detail below under “Transactions with Related Persons,” we have agreements with each of Frederick A. Krehbiel and John H. Krehbiel, Jr., pursuant to which we have agreed that if either of them dies while employed, we will pay his wife, if she survives him, $125,000 per year for the remainder of her life.

TRANSACTIONS WITH RELATED PERSONS

The Audit Committee adopted a written policy governing the review and approval of related person transactions. The policy requires that certain transactions with “related persons” be approved and/or ratified by the Audit Committee. The transactions covered by this policy include any transaction in which Molex is a participant, the amount involved exceeds $120,000, and any related person has a direct or indirect material interest. In accordance with SEC regulations, the term “related person” refers to stockholders of more than 5%, directors (and nominees for director), executive officers and their family members.

The policy provides standing pre-approval for certain types of transactions that the Audit Committee has determined do not pose a significant risk of a conflict of interest, either because a related person would not have a material interest in a transaction of that type or other characteristics of the transaction eliminate the risk of a conflict of interest. Standing pre-approval applies to the following:

•	Any transaction between Molex and another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of 2% of the other company’s gross revenues for that year or $200,000;

•	Any charitable contribution by Molex to an organization at which a related person’s only relationship is as an employee (other than an executive officer) or director, if the aggregate amount involved does not exceed the greater of 2% of the charitable organization’s total annual receipts for that year or $200,000;

•	Any transaction where the related person’s interest arises solely from the ownership of our stock and all stockholders received or will receive the same benefit on a pro rata basis; and

•	Any transaction involving a related person where the rates or charges involved are determined by competitive bids.

Also, our employment of an immediate family member of one of our directors or executive officers is not subject to the policy unless the family member’s total compensation (salary, bonus, perquisites and value of equity awards) exceeds $120,000 and/or the family member is appointed an officer.

Certain Transactions

We engage in transactions, arrangements and relationships with many other entities, including financial institutions and professional organizations, in the course of ordinary business activities. Some of our directors, executive officers, greater than 5% stockholders and their immediate family members may be directors, officers, partners, employees or stockholders of these entities. We carry out transactions with these firms on customary terms, and, in many instances, our directors and executive officers may not have knowledge of them. Except to the extent set forth below, to our knowledge, since July 1, 2009 no director, executive officer, greater than 5% stockholder or any of their immediate family members has had a material interest in any of our ongoing business transactions or relationships.

Individual Arrangements Involving Future Compensation

On February 1, 1991, each of Frederick A. Krehbiel and John H. Krehbiel, Jr., entered into an agreement pursuant to which we agreed that if either of them dies while employed, we will pay his wife, if she survives him, $125,000 per year for the remainder of her life. Starting with January 1, 1992 the annual amount is automatically adjusted every January 1 to reflect an increase (or decrease) in the Consumer Price Index for the preceding calendar year at the rate of said increase or decrease. Each agreement terminates in the event that employment terminates for any reason other than death. As of June 30, 2010, we had accrued $229,000 for Frederick A. Krehbiel’s arrangement and $391,000 for John H. Krehbiel, Jr.’s arrangement. These amounts are included in the table below under “All Other Compensation.”

Compensation of Employee Directors

Frederick A. Krehbiel, Fred L. Krehbiel, and John H. Krehbiel, Jr. are members of the Board and are also employees. During FY10, they were paid and/or earned the following amounts:

			All Other
			Compensation
Name	Salary($)	Bonus($)	($)(1)	Total($)

Frederick A. Krehbiel	427,500	0	245,588	673,088
Fred L. Krehbiel	234,000	88,280	14,641	336,921
John H. Krehbiel, Jr.	427,500	0	413,523	841,023

(1)	The amounts shown reflect perquisites, executive life insurance premiums, tax gross-ups and the amounts accrued pursuant to the arrangements involving future compensation for Frederick A. Krehbiel and John H. Krehbiel, Jr.

The salaries for Frederick A. Krehbiel and John H. Krehbiel, Jr. reflect the 20% reduction in salary described in “Compensation Discussion and Analysis” that took effect in February 2009; their salaries were fully reinstated October  1, 2009. There were no equity grants to Frederick A. Krehbiel, John H. Krehbiel, Jr. or Fred L. Krehbiel, during FY10. Frederick A. Krehbiel, John H. Krehbiel, Jr. and Fred L. Krehbiel are all eligible to participate in our compensation, benefit and health and welfare plans generally to the same extent as all other Molex employees.

OTHER MATTERS

Stockholder Proposals and Nominations

There are two different procedures by which stockholders may present proper proposals for action at our annual meetings of stockholders. The first procedure is provided by the rules of the SEC and the second by our Bylaws.

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, to be eligible for inclusion in the proxy statement for our 2011 annual meeting, your proposal must be received by us no later than May 6, 2011, and must otherwise comply with Rule 14a-8. While the Board will consider stockholder proposals, it reserves the right to omit from our proxy statement stockholder proposals that it is not required to include.

Our Bylaws permit stockholders of record to propose business to be considered at an annual meeting without being included in our proxy statement. Such business must be a proper matter for stockholder action, and the stockholder proposing it must comply with the applicable notice provisions of our Bylaws. Consistent with our Bylaws, the Corporate Governance and Nominating Committee has adopted “Procedures for Stockholders Submitting Nominating Recommendations,” a copy of which is included in this Proxy Statement as Appendix V and on our website, www.molex.com/financial/corporate_governance.html, Stockholders who desire to nominate a candidate for election to the Board must follow these procedures. As to any other business that a stockholder proposes to bring before an annual meeting, other than nominations, the Bylaws provide that a stockholder’s notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder making the proposal.

In order to propose a nomination or some other item of business for the 2011 annual meeting under our Bylaws that is not submitted for inclusion in our proxy statement under Rule 14a-8, you must notify us in writing and such notice must be delivered to the Secretary no earlier than July 31, 2011, and no later than August 30, 2011. If, however, the date of the 2011 annual meeting is more than 30 days before or more than 60 days after the first anniversary of the 2010 annual meeting, then notice must be delivered not earlier than 90 days before the 2011 annual meeting and not later than 60 days before the 2011 annual meeting or the tenth day following the day on which public announcement of the date of the 2011 annual meeting is first made. You may write to our Secretary at 2222 Wellington Court, Lisle, Illinois 60532, to deliver the notices discussed above and to request a copy of the Bylaws regarding the requirements for making stockholder proposals.

Compliance and Ethics

We have adopted a Code of Business Conduct and Ethics for directors, officers and employees, and a Code of Ethics for Senior Financial Management. The full text of these codes can be found on our website at www.molex.com/financial/corporate_governance.html. We intend to post any amendments to or waivers from these codes on our website.

Annual Report on Form 10-K

The 2010 Annual Report on Form 10-K (including exhibits), which we refer to as our “Form 10-K,” is available by accessing the Company’s website at www.molex.com/financial/corporate_governance.html or the SEC’s website at www.sec.gov. Stockholders may request a free copy of our Form 10-K by contacting Investor Relations at (630) 527-4447. We will furnish any exhibit to our Form 10-K if specifically requested to do so.

Householding of Proxy Materials

The SEC allows us to send a single proxy statement and annual report to two or more stockholders who share the same address, subject to certain conditions. This practice is known as householding. If your household receives multiple copies of our proxy statements and annual reports and you wish to receive only one copy, please call your bank or broker or contact Investor Relations by telephone at (630) 527-4447 or by mail at 2222 Wellington Court, Lisle, Illinois 60532. Conversely, if your household receives only one copy of our proxy statements and annual reports and you would prefer to receive separate copies for each account, please call your bank or broker or contact Investor Relations by telephone or mail as described above and ask to have your accounts removed from the householding program.

APPENDIX I

MOLEX INCORPORATED
CORPORATE GOVERNANCE PRINCIPLES

The following is a description of the Molex Incorporated (“Molex” or the “Company”) corporate governance principles and current practices. The Corporate Governance and Nominating Committee reviews these practices regularly.

Responsibilities of the Board

Role of the Board

The Company’s business is conducted by its employees, managers and corporate officers led by the Chief Executive Officer (“CEO”), with oversight from the Board. The Board has the responsibility of overseeing, counseling and directing the corporate officers to ensure that the long-term interests of the Company and its shareholders are being served. The Board and the corporate officers recognize that the long-term interests of the Company and its shareholders are advanced when they take into account the concerns of employees, customers, suppliers and communities.

Board Responsibilities

The basic responsibility of the directors is to exercise their reasonable business judgment on behalf of the Company. In discharging this obligation, directors rely on, among other things, the Company’s corporate officers, outside advisors and auditors.

The Board’s general oversight responsibilities include, but are not limited to, the following: (1) evaluate the CEO’s performance and review the Company’s succession plan for the CEO and other elected officers; (2) review the business plans of the Company and monitor performance relative to achievement of those plans; (3) consider strategic issues and risks to the Company; and (4) approve policies of corporate conduct that continue to promote and maintain the integrity of the Company.

CEO Performance Evaluation

In evaluating the performance of the executive officers, the Compensation Committee shall consult with the Co-Chairmen of the Board as it relates to the performance of the CEO and the Compensation Committee shall consult with the CEO as it relates to the performance of all other executive officers. The Compensation Committee uses this performance evaluation in the course of its deliberations when considering the CEO’s compensation in accordance with the policies and procedures in that committee’s charter.

CEO and Management Succession

The Board views CEO selection and management succession as one of its most important responsibilities. The Corporate Governance and Nominating Committee is responsible for overseeing the succession planning process and periodically reports its recommendations to the Board. The Board also reviews and monitors the plan of succession for elected officers. The Board generally believes that the positions of CEO and Chairman should be held by separate persons and reviews this arrangement when a new CEO or Chairman is being considered. Currently, the positions of CEO and Chairman are held by separate persons.

Ethics and Conflicts of Interest

The Board expects the directors, officers and employees to act ethically at all times and acknowledge their adherence to the policies comprising the Company’s Code of Business Conduct and Ethics (the “Code”). Shareholders may access a copy of the Code on the Company’s web site at www.molex.com/investors. The Board will promptly disclose any waivers from the Company’s Code, which applies to the Board. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the Co-Chairmen of the Board or the Chairperson of the Corporate Governance and Nominating Committee. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests. If the Board exercises its right to grant a waiver from the Company’s Code for any officer, such waiver shall also be promptly disclosed.

Board’s Interaction With Stakeholders

The Board of Directors has established a process whereby shareholders can send communications to the Board. This process is described in Exhibit D to the Corporate Governance and Nominating Committee Charter and can be accessed on the Company’s website at www.molex.com/investors.

Board Composition

Board Size and Composition

The Board shall meet the NASDAQ criteria for independence. Shareholders may access a copy of the Company’s Director Independence Standards on the Company’s website at www.molex.com/investors. The Corporate Governance and Nominating Committee develops the qualification criteria for Board members. The criteria is set forth in Exhibit A to the Corporate Governance and Nominating Committee Charter and can be accessed on the Company’s website at www.molex.com/investors.

Selection of Directors

The shareholders of the Company vote on the nominees, as proposed by the Board, for election as directors at the annual meeting of shareholders. Shareholders may propose director nominees in accordance with the procedures set forth in Exhibit C to the Corporate Governance and Nominating Committee’s Charter and can be accessed on the Company’s website at www.molex.com/investors and reported in the proxy statement. The Corporate Governance and Nominating Committee has established procedures for identifying and evaluating director candidates which is set forth in Exhibit B to the Corporate Governance and Nominating Committee Charter and can be accessed on the Company’s website at www.molex.com/investors. Between the annual meeting of shareholders, the Board has authority under the Bylaws to fill vacant positions and to determine in which class that director should be placed.

Change in Principal Occupation

Directors who change their principal occupation are expected to offer to resign from the Board. The Co-Chairman along with the Chairperson of the Corporate Governance and Nominating Committee review the continued appropriateness of the Board membership.

Outside Board Memberships

The CEO and other elected officers must seek the approval of the Co-Chairmen before accepting outside board memberships with for-profit entities. While the Company acknowledges the value in having directors and officers with significant experience in other businesses and activities, each director is expected to ensure that other commitments, including outside board memberships, do not interfere with their duties and responsibilities as a member of the Company’s Board. Directors should notify the Co-Chairman and the Chairperson of the Corporate Governance and Nominating Committee before accepting an invitation to serve on another board to enable the Company to consider whether any potential conflicts are raised by the director accepting such an invitation and the director will have the time required for preparation, participation and attendance at Board meetings. Directors who also serve as CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the Company’s Board and other directors should not serve on more than four other boards of public companies in addition to the Board.

Director Compensation

Directors are compensated using a combination of cash and stock-based incentives to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend to fulfill their duties, the skill level required of the members of the Board and competitive practices among peer companies. Employee directors do not receive additional compensation for their service on the Board. The components of director compensation are disclosed in the Company’s proxy statement, a copy of which may be accessed on the Company’s website at www.molex.com/investors. The form and amount of director compensation will be determined by the Corporate Governance and Nominating Committee.

Stock Ownership Guidelines

We have stock ownership guidelines for executive officers to ensure that our officers (including the NEOs) have a meaningful stake in the equity of the Company and to further align the interest of the officers with the long-term interest of our stockholders. The guidelines require the Chief Executive Officer to own Molex stock equal in value to at least three times his annual base salary, and each other executive officer to own Molex stock equal in value to at least two times his or her annual base salary. A new executive officer is given five years to meet these guidelines. We make exceptions to these guidelines for an executive officer expected to retire within three years or for economic hardship. The stock ownership guidelines for non-employee directors require them to own 500 shares (and/or stock units) of stock within three years of commencement of service and 1,000 shares (and/or stock units) of stock within six years of commencement of service. Restricted stock and stock acquired upon exercise of options is subject to a six month holding period, unless the person is retirement eligible.

Board and Committee Meetings

Board Agenda and Meetings

The CEO, the Board committee chairpersons and the Co-Chairmen establish the agendas for Board and committee meetings. Each director is free to suggest items for the agenda, and each director is free to raise at any Board meeting subjects that are not on the agenda for that meeting. Information and data that are important to the Board’s understanding of the matters to be covered at a Board meeting will be distributed to the directors before the meeting. Directors should review in advance any materials sent to them in order to take part in a meaningful deliberation at the meeting. Directors are expected to attend all Board meetings, as well as the annual meeting of shareholders.

Executive Sessions

The nonemployee directors have the opportunity to meet in executive session to consider such matters as they deem appropriate, without management being present, as a regularly scheduled agenda item for every Board meeting.

Director Access to Officers and Employees

Directors have full and free access to officers and employees of the Company.

Committees of the Board

The Board has the following five committees: Audit, Compensation, Corporate Governance and Nominating, Technology and Executive. All members of the Audit, Compensation, and Corporate Governance and Nominating Committees shall satisfy the NASDAQ’s criteria for independence. The Corporate Governance and Nominating Committee shall recommend the composition of the Board Committees. Members of the Audit Committee regularly meet privately with representatives of Ernst & Young LLP, the Company’s independent auditors and with the Company’s Chief Financial Officer. Each Board committee has a written charter, approved by the Board, which describes the committee’s general authority and responsibilities. Shareholders may access a copy of each committee charter on the Company’s website at www.molex.com/investors. The committee chair reports on the items discussed and actions taken at their meetings to the Board following each committee meeting. Committee materials are provided to the committee members in advance of the meeting so as to allow members time to prepare for a discussion of the items at the meeting. Each committee undertakes an annual review of its charter and works with the Board to make appropriate revisions. The Board may, from time to time, establish and maintain additional committees. Members of the Board’s committees are expected to attend all meetings.

Independent Advice

The Board and its committees may seek legal, financial or other expert advice from a source independent of management.

Board and Committee Performance Evaluation

With the goal of increasing the effectiveness of the Board and its relationship to management, the Corporate Governance and Nominating Committee has the responsibility to establish processes for evaluating the performance of the Board, the Board Committees and periodically oversee the evaluation of the directors of the Company and make recommendations as appropriate. In addition, the Audit and Compensation Committees perform an annual self-evaluation.

Director Orientation and Continuing Education

New directors participate in the Company’s orientation program, which includes presentations by senior management to familiarize new directors with the Company’s strategic plans, significant financial, accounting and risk management issues, compliance programs, principal officers, and internal and independent auditors. All directors are also encouraged to attend, at the Company’s expense, director continuing education programs offered by various organizations.

APPENDIX II

MOLEX INCORPORATED
CRITERIA FOR MEMBERSHIP ON THE BOARD OF DIRECTORS

Personal characteristics to be sought in candidates for the Board:

1.	Well-regarded in the community with long-term, good reputation for highest ethical and moral standards.

2.	Good common sense and judgment.

3.	An independent, objective, candid, yet constructive approach.

4.	The ability to contribute from a diversity of perspectives including geographical, cultural and professional.

5.	A strategic perspective, an awareness of the dynamics of change and the need to anticipate and capitalize on opportunities.

6.	A history of significant business or professional responsibilities leading to a positive record of accomplishment in present and prior positions.

7.	Business and/or professional knowledge and experience applicable to the Company’s business.

8.	The time, energy, interest, and willingness to assume the full responsibilities of being a member of the Board.

II-1

APPENDIX III

MOLEX INCORPORATED
PROCEDURES FOR IDENTIFYING AND EVALUATING CANDIDATES FOR DIRECTOR

The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process of the Committee for identifying nominees shall reflect the Company’s practice of re-nominating incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, whom the Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board.

In view of the foregoing, the Committee will observe the following procedures in identifying and evaluating candidates for election to the Company’s Board of Directors

1.	In considering candidates for election at annual meetings of shareholders, the Committee will first determine the incumbent directors whose terms expire at the upcoming meeting and who wish to continue their service on the Board.

2.	The Committee will evaluate the qualifications and performance of the incumbent directors that desire to continue their service. In particular, as to each such incumbent director, the Committee will-

▪	Consider if the director continues to satisfy the minimum qualifications for director candidates adopted by the Committee;

▪	Review the assessments of the performance of the director during the preceding term made by the Company’s Governance Committee; and

▪	Determine whether there exist any special, countervailing considerations against re-nomination of the director.

3.	If the Committee determines that-

▪	An incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as director during the preceding term; and

▪	There exist no reasons, including considerations relating to the composition and functional needs of the Board as a whole, why in the Committee’s view the incumbent should not be re-nominated,

the Committee will, absent special circumstances, propose the incumbent director for re-election.

4.	The Committee will identify and evaluate new candidates for election to the Board where there is no qualified and available incumbent for the purpose of filling vacancies arising by any reason including resignation, retirement, removal, death or disability of an incumbent director or a decision of the directors to expand the size of the Board.

5.	The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the full Board including members of this Committee, and management of the Company. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates.

6.	As to each recommended candidate that the Committee believes merits consideration, the Committee will-

▪	Cause to be assembled information concerning the background and qualifications of the candidate, including information concerning the candidate required to be disclosed in the

III-1

Company’s proxy statement under the rules of the SEC and any relationship between the candidate and the person or persons recommending the candidate;

▪	Determine if the candidate satisfies the minimum qualifications required of candidates for election as director by the Committee or applicable Nasdaq or SEC Rules;

▪	Determine if the candidate possesses any of the specific qualities or skills that under the Committee’s policies must be possessed by one or more members of the Board;

▪	Consider the contribution that the candidate can be expected to make to the overall functioning of the Board; and

▪	Consider the extent to which the membership of the candidate on the Board will promote diversity among the directors.

7.	It is appropriate for the Committee, in its discretion, to solicit the views of the Chief Executive Officer, other members of the Company’s senior management and other members of the Board regarding the qualifications and suitability of candidates to be nominated as directors.

8.	In its discretion, the Committee may designate one or more of its members (or the entire Committee) and members of senior management to interview any proposed candidate.

9.	Based on all available information and relevant considerations, the Committee will select a candidate who, in the view of the Committee, is most suited for membership on the Board.

10.	In making its selection, the Committee will evaluate candidates proposed by shareholders pursuant to the procedures adopted by the Committee and under criteria similar to the evaluation of other candidates, except that the Committee may consider, as one of the factors in its evaluation of shareholder recommended nominees, the size and duration of the interest of the recommending shareholder or shareholder group in the equity of the Company.

11.	The Committee shall maintain appropriate records regarding its process of identifying and evaluating candidates for election to the Board.

III-2

APPENDIX IV

MOLEX INCORPORATED
PROCEDURES FOR STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

It is Molex’s policy to facilitate communications of stockholders with the Board of Directors and its Committees subject to the following conditions:

1.	Molex’s acceptance and forwarding of communications to the Board or its members does not imply that the directors owe or assume any fiduciary duty to the person submitting the communication - applicable law prescribes all such duties.

2.	Communications to the directors must be in writing and sent to the Secretary at 2222 Wellington Court, Lisle, IL 60532.

3.	The following types of communications are not appropriate for delivery to directors:

▪	Communications regarding individual grievances or other interests that are personal to the party submitting the communications and could not be construed to be of concern to the stockholders or other constituencies of Molex such as employees, customers, suppliers, etc.;

▪	Communications that advocate engaging in illegal activities;

▪	Communications that contain offensive, scurrilous or abusive content; and

▪	Communications that have no rational relevance to Molex’s business or operations.

4.	All communications must be accompanied by the following information regarding the person submitting the communication:

▪	If the person is a stockholder, a statement of the type and amount of the Molex stock that the person holds;

▪	If the person is not a stockholder and is submitting the communication as an interested party, the nature of the person’s interest in Molex;

▪	The address, telephone number and e-mail address, if any, of the person.

5.	Upon receipt by the Secretary, the following will occur:

▪	The communication will be logged identifying the person submitting the communication, the nature of its content and the action taken with respect to the communication.

▪	A review as to whether the conditions of these procedures have been complied with.

▪	An acknowledgement will be sent to the submitter advising whether the communication will be forwarded and if not, why not.

6.	If a communication is not presented to the directors because of failure to meet the conditions of these procedures, that communication must nonetheless be made available to any director to whom it was directed and who wishes to review it.

7.	Communications deemed appropriate for delivery shall be delivered to the directors on periodic basis, generally in advance of each regularly scheduled meeting of the Board.

8.	If so instructed by the Chairman of the Board, communications directed to the Board as a whole, but relating to the competence of one of the Board’s committees, shall be delivered to that committee, with a copy to the Chairman.

IV-1

APPENDIX V

MOLEX INCORPORATED
PROCEDURES FOR STOCKHOLDERS SUBMITTING NOMINATING RECOMMENDATIONS

The Nominating and Corporate Governance Committee (Committee) will accept for consideration submissions from stockholders of recommendations for the nomination of directors subject to the following terms and conditions:

1.	Manner and Address for Submission

All stockholders nominating recommendations must be in writing, addressed to the Secretary at 2222 Wellington Court, Lisle, IL 60532. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered.

2.	Information Concerning the Recommending Stockholders

A nominating recommendation must be accompanied by the following information concerning each recommending stockholder:

▪	The name and address, including telephone number, of the recommending stockholder;

▪	The number and class of Molex stock owned by the recommending stockholder and the time period for which such shares have been held;

▪	If the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held. (Alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the Securities and Exchange Commission reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held); and

▪	A statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of Molex’s next annual meeting of stockholders.

3.	Information Concerning the Proposed Nominee

A nominating recommendation must be accompanied by the following information concerning the proposed nominee:

▪	The information required by Item 401 of SEC Regulation S-K;

▪	The information required by Item 403 of SEC Regulation S-K; and

▪	The information required by Item 404 of SEC Regulation S-K.

4.	Relationships Between the Proposed Nominee and the Recommending Stockholder

The nominating recommendation must describe all relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination.

5.	Other Relationships of the Proposed Nominee

The nominating recommendation shall describe all relationships between the proposed nominee and any of Molex’s competitors, customers, suppliers or other persons with special interests regarding Molex.

V-1

6.	Qualifications of the Proposed Nominee

The recommending stockholder must furnish a statement supporting its view that the proposed nominee possesses the minimum qualifications prescribed by the Committee for nominees, and briefly describing the contributions that the nominee would be expected to make to the Board.

7.	Ability to Represent All Stockholders

The recommending stockholder must state whether, in the view of the stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other Molex constituency.

8.	Timing for Submissions Regarding Nominees for Election at Annual Meetings

A stockholder (or group of stockholders) wishing to submit a nominating recommendation for an annual meeting of stockholders must ensure that it is received by Molex, as provided above, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. In the event that the date of the annual meeting of stockholders for the current year is more than 30 days following the first anniversary date of the annual meeting of stockholders for the prior year, the submission of a recommendation will be considered timely if it is submitted a reasonable time in advance of the mailing of Molex’s proxy statement for the annual meeting of stockholders for the current year.

9.	Stockholder Groups

If a recommendation is submitted by a group of two or more stockholders, the information regarding recommending stockholders must be submitted with respect to each stockholder in the group.

10.	No Obligation to Nominate a Candidate

Acceptance of a recommendation for consideration does not imply that the Committee will interview or nominate the recommended candidate.

V-2

MOLEX INCORPORATED

MOLEX INCORPORATED
2222 WELLINGTON COURT
LISLE, IL 60532
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, October 28, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, October 28, 2010. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M26886-P99868	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MOLEX INCORPORATED	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING:

Item 1 - Election of Directors	☐	☐	☐

Class II Nominees to Serve a Three-Year Term
01) Michael J. Birck
02) Anirudh Dhebar
03) Frederick A. Krehbiel
04) Martin P. Slark

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:

Item 2 - Ratification of Selection of Independent Auditors	For	Against	Abstain

Ratification of the appointment of Ernst & Young LLP as the independent auditors of Molex Incorporated for the fiscal year ending June 30, 2011.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report/Form 10-K are available at www.proxyvote.com.

M26887-P99868

MOLEX INCORPORATED
Annual Meeting of Stockholders
October 29, 2010 10:00 AM
This proxy is solicited by the Board of Directors
           The undersigned stockholder of Molex Incorporated, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints Frederick A. Krehbiel, John H. Krehbiel, Jr., and Martin P. Slark and each or any of them (the "Proxies"), as proxies and attorneys-in-fact, each with full power of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the Annual Meeting to be held October 29, 2010 at 10:00 a.m., Central time, at Molex's corporate headquarters, and at any adjournments or postponements thereof, and to vote all of the shares of Common Stock (or Class B Common Stock) of Molex held of record by the undersigned as of the close of business on September 1, 2010, which the undersigned would be entitled to vote if personally present at the Annual Meeting with all the powers the undersigned would possess, on all matters set forth on the reverse side.
          THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTORS, AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.
          The Proxies, in their discretion, are further authorized to vote (i) for the election of a person to the Board of Directors if any nominee herein becomes unavailable to serve or for good cause will not serve, and (ii) in their best judgment on any other matters that may properly come before the Annual Meeting.
PLEASE VOTE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE
(Please complete and sign reverse side)